As filed with the Securities and Exchange Commission on July 1, 1998
                   Registration Statement No. 333-51169

===========================================================================


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                         _________________________

                     PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                 FORM S-3
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933

                         _________________________

                         SOVRAN SELF STORAGE, INC.
                AND SOVRAN ACQUISITION LIMITED PARTNERSHIP
          (Exact name of Registrant as specified in its charter)

Sovran Self Storage, Inc. - Maryland                  16-1194043
Sovran Acquisition Limited Partnership-Delaware       16-1481551
(State of Incorporation or Organization)           (I.R.S. Employer
                                                   Identification Number)

                             5116 Main Street
                      Williamsville, New York  14211
                              (716) 631-1850
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         _________________________

                             KENNETH F. MYSZKA
                                 President
                             5116 Main Street
                      Williamsville, New York  14211
                              (716) 631-1850

         (Name, address, including zip code, and telephone number,
           including area code, of agent for service of process)
                         _________________________

                                 Copy to:
                         Frederick G. Attea, Esq.
                           David J. Murray, Esq.
                        Phillips, Lytle, Hitchcock,
                            Blaine & Huber LLP
                        3400 Marine Midland Center
                         Buffalo, New York  14203
                              (716) 847-8400

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The Prospectus contained in this Registration Statement relates to and constitutes a Post-Effective Amendment to the Registration Statement on Form S-3 (No. 333-08883) of Sovran Self Storage, Inc., and is intended to be the combined prospectus referred to in Rule 429 of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT                        SUBJECT TO COMPLETION
(To Prospectus dated July __, 1998)          PRELIMINARY PROSPECTUS
                                             SUPPLEMENT DATED JULY __, 1998

$75,000,000

SOVRAN ACQUISITION LIMITED PARTNERSHIP

____% Senior Notes Due 2005
________________

     The ___% Senior Notes due July __, 2005 (the "Senior Notes") offered hereby (the "Offering") are being issued by Sovran Acquisition Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), in an aggregate principal amount of $75 million. Interest on the Senior Notes will be payable semi-annually in arrears on June 15, and December 15 of each year commencing December 15, 1998. See "Description of Senior
Notes -- Principal and Interest." The Senior Notes are redeemable at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Senior Notes being redeemed plus accrued interest to the redemption date, and
(ii) the Make-Whole Amount (as defined in "Description of the Senior
Notes -- Optional Redemption"), if any. The Senior Notes are unsecured obligations of the Operating Partnership and are effectively subordinated to secured indebtedness of the Operating Partnership, which as of June 15, 1998 was $3 million. The Senior Notes will rank equally with all unsecured and unsubordinated indebtedness of the Operating Partnership, which as of June 15, 1998 was $132 million. The Senior Notes are not subject to any mandatory sinking fund. The Senior Notes contain certain restrictions on the Operating Partnership's ability to incur additional indebtedness. See "Description of Senior Notes."

     The Senior Notes constitute a separate series of debt securities which will be represented by a single fully registered global note in book-entry form without coupons (a "Global Note") registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners). Owners of beneficial interests in the Global Note will be entitled to physical delivery of Senior Notes in certificated form equal in principal amount to their respective beneficial interests only under the limited circumstances described under "Description of Senior Notes -- Book-Entry System." Settlement of the Senior Notes will be made in immediately available funds. The Senior Notes will trade in DTC's Same-Day Funds Settlement System until maturity or earlier redemption, as the case may be, or until the Senior Notes are issued in certificated form, and secondary market trading activity in the Senior Notes will therefore settle in immediately available funds. All payments of principal and interest in respect of the Senior Notes will be made by the Operating Partnership in immediately available funds. See "Description of Senior Notes -- Same-Day Settlement and Payment."

     See "Risk Factors" commencing on page __ of the accompanying
Prospectus for certain factors relevant to an investment in the Senior
Notes.

___________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

  =========================================================================

Price to Public      Underwriting Discounts  (2)  Proceeds to
                    and Commissions               Operating
                                                  Partnership (1)(3)
------------------------------------------------------------------------
Per Senior Note........[___]%      [___]%         [___]%
------------------------------------------------------------------------
Total...............  $[___]       $[___]         $[___]

=========================================================================
(1) Plus accrued interest, if any, from ________, 1998 to the date of delivery.
(2) The Operating Partnership and Sovran Self Storage, Inc. have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting estimated expenses of approximately $279,000 payable by the Operating Partnership.
                           __________________

          The Senior Notes are offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Senior Notes will be made on
or about              , 1998 through the book-entry facilities of DTC,
against payment therefor in immediately available funds.
                           __________________

                        PaineWebber Incorporated
                        A.G. Edwards & Sons, Inc.
                          Solomon Smith Barney
                           __________________

     The date of this Prospectus Supplement is _____________, 1998.

                       Forward-Looking Statements

     This Prospectus Supplement and the accompanying Prospectus, including the information incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The foregoing provisions by their express terms do not apply to forward-looking statements made in connection with an initial public offering, including the initial public offering of the Operating Partnership described in this Prospectus Supplement. The words "believe," "expect," "anticipate," "intend," "estimate," "assume" and other similar expressions which are predictions of or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are in some cases beyond the control of the Company (as defined herein) and may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

     Factors that might cause such a difference include, but are not limited to, the following: occupancy rates and market rents may be adversely affected by local economic and market conditions which are beyond management's control; financing may not be available, or may not be available on favorable terms; the Operating Partnership's cash flow may be insufficient to meet required payments of principal and interest; and existing indebtedness may mature in an unfavorable credit environment, preventing such indebtedness from being refinanced, or, if refinanced, causing such refinancing to occur on terms that are not as favorable as the terms of existing indebtedness. In addition, the factors described under "Risk Factors" commencing on page __ of the accompanying Prospectus may result in such differences. Prospective purchasers of the Senior Notes offered hereby should carefully review all of these factors.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SENIOR NOTES. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF THE SENIOR NOTES IN THE OPEN MARKET TO STABILIZE THE MARKET PRICE AND THE PURCHASE OF SENIOR NOTES TO COVER SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                      PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein or therein by reference. Unless the context otherwise requires, all references in this Prospectus Supplement to the "Company" shall mean Sovran Self
Storage, Inc., a Maryland corporation, and its subsidiaries on a consolidated basis (including the Operating Partnership) or, where the context so requires, Sovran Self Storage, Inc. only, and, as the context may require, their predecessors.

                               The Company

     The Senior Notes offered hereby are being issued by Sovran Acquisition Limited Partnership, which is the operating partnership of Sovran Self Storage, Inc., a self-administered and self-managed real estate investment trust ("REIT") whose common shares, par value $0.01 per share (the "Common Shares"), are listed on the New York Stock Exchange (the "NYSE") under the symbol "SSS." Substantially all of the Company's business is conducted through, and all of the Company's interests in property are held by or through, the Operating Partnership. As of June 15, 1998, Sovran Self Storage, Inc. was an 96.5% economic owner of the Operating Partnership. The Company operates as a REIT under the Internal Revenue Code of 1986, as amended ("the Code").

     The Company is one of the largest owners and operators of self-storage facilities in the United States. As of June 15, 1998, the Company owned and operated 186 storage facilities containing an aggregate of 10.2 million rentable square feet containing approximately 92,000 units (the "Properties"). The Properties are located in 19 states, primarily in the Eastern United States and Texas. The Properties as a whole have over 65,000 tenants and a majority of the Properties have been constructed within the past 10 years. At May 31, 1998, the weighted average occupancy level of the Properties was approximately 85%.

          The self-storage industry is characterized by numerous small, local operators, with over 80% of all operators owning five or fewer facilities. The Company believes that the shortage of skilled operators, the scarcity of financing available to small operators for acquisitions and expansions and the potential for savings through economies of scale are leading to a consolidation in the self-storage industry. With its 13-year operating history and in-house acquisition and management expertise, the Company believes it is well-positioned to continue to take advantage of potential growth opportunities resulting from the further consolidation of the self-storage industry. The Company has a $150 million unsecured credit facility to finance acquisition of additional self-storage facilities, expansion and improvement of the Properties, development of new facilities and for general working capital purposes.

     The Company also seeks to grow internally by improving cash flow from the Properties through intensive, proactive property management that focuses on quality property maintenance, customer satisfaction and retention, increases in rents and occupancy levels and control of operating expenses. The Company has designed its incentive compensation program to financially motivate its Area Managers and Property Managers to maximize revenues and net operating income.

     Most of the Properties conduct business under the trade name Uncle BoB's Self-Storage (registered trademark). The Company intends to convert the remaining Properties and all newly acquired self-storage facilities to the trade name Uncle BoB's Self-Storage (registereed trademark) upon expiration of prepaid advertising arrangements employing names acquired with the Properties. The Company believes the name Uncle BoB's Self-Storage (registered trademark) is particularly user-friendly and conveys the feeling of personalized service.

                           Recent Developments

     Investment Grade Credit Ratings. In May 1998, Standard & Poor's Investment Services ("Standard & Poor's") assigned a corporate rating of "BBB-" to the Operating Partnership. In March 1998, Moody's Investors Service ("Moody's") assigned a prospective rating of "(P) Baa3" to the unissued shelf registration of debt securities filed by the Operating Partnership. In addition, in March 1998, Duff & Phelps Credit Ratings Company assigned a corporate rating of "BBB-" to the Operating Partnership.

     New Unsecured Credit Facility. In February 1998, the Company entered into a new $150 million unsecured revolving credit facility (the "Unsecured Credit Facility") with a syndicate of banks, for whom Fleet Bank acts as agent, replacing the previous $75 million secured credit facility. The Unsecured Credit Facility matures in February 2001 and outstanding borrowings under the Unsecured Credit Facility bear interest at an annual rate equal to LIBOR plus 1.25%. Following the closing of the Unsecured Credit Facility, 99% of the Company's assets were unencumbered.

     Property Acquisitions. From January 1, 1998 through June 15, 1998, the Company acquired 30 Properties containing 17,905 units for an aggregate purchase price of $94.5 million. In addition, the Company currently has 14 properties under contract of purchase for an aggregate purchase price of $44 million. The closing of these acquisitions are subject to several customary conditions including, among other things, satisfactory completion of the Company's due diligence. There can be no assurance that any or all of these acquisitions will be consummated on the terms currently contemplated or at all.

                              Risk Factors

     An investment in the Senior Notes involves various risks. Prospective investors should carefully consider the matters discussed under "Risk Factors" commencing on page __ of the accompanying Prospectus before making an investment in the Senior Notes. Certain statements contained in this Prospectus Supplement or incorporated herein by reference are "forward-looking statements," which investors should not rely on because they are subject to a variety of risks that may cause material differences between actual and anticipated results, performance or achievements. See "Forward-Looking Statements" on page S-__.

                              The Offering

     All capitalized terms used herein and not defined shall have the meanings provided under "Description of Senior Notes."

Securities Offered.........   $75 million aggregate principal amount of
                              the _____% Senior Notes Due 2005.

Maturity...................   July __, 2005.

Interest Payment Dates.....   Interest on the Senior Notes is payable
                              semi-annually on each June 15 and
                              December 15, commencing December 15, 1998, and at maturity.

Ranking....................   The Senior Notes will be senior unsecured
                              obligations of the Operating Partnership and will rank equally with the Operating
                              Partnership's other unsecured and
                              unsubordinated indebtedness, including
                              indebtedness under the Company's Unsecured
                              Credit Facility. The outstanding principal balance under the Unsecured Credit Facility varies from time to time and as of June 15, 1998 the total amount outstanding was approximately $132 million. The Senior
                              Notes will be effectively subordinated to secured indebtedness of the Operating
                              Partnership, which as of June 15, 1998 was $3 million in the aggregate (representing
                              0.8% of the Company's assets at June 15,
                              1998).

Optional Redemption........   The Senior Notes are redeemable at any time
                              at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Senior Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any. See "Description of Senior Notes--
                              Optional Redemption."

Use of Proceeds............   The net proceeds from the sale of the
                              Senior Notes will be used to reduce
                              borrowings under the Unsecured Credit
                              Facility, which borrowings were used
                              primarily to acquire Properties. See "Use of Proceeds" and "Underwriting."

Certain Covenants..........   The Senior Notes contain various covenants
                              including the following:

                    - Neither the Operating Partnership nor any Subsidiary may incur any Debt, other than intercompany Debt, if, after giving effect thereto, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 60% of the sum of (i) the Operating Partnership's Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt, (ii) the purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by the Operating Partnership or any Subsidiary since the end of such fiscal quarter, including those obtained in connection with the incurrence of such additional Debt and (iii) the amount of any securities offering proceeds received by the Operating Partnership or any Subsidiary since the end of such fiscal quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt).

                    - Neither the Operating Partnership nor any Subsidiary may incur any Debt, other than intercompany Debt, if, after giving effect thereto, the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1, on a pro forma basis after giving effect to certain assumptions.

                    - Neither the Operating Partnership nor any Subsidiary may incur any Secured Debt, whether the collateral is owned at the date of the Indenture or thereafter acquired, if, after giving effect thereto, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the sum of (i) the Operating Partnership's Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Secured Debt, (ii) the purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by the Operating Partnership or any Subsidiary since the end of such fiscal quarter, including those obtained in connection with the incurrence of such additional Secured Debt and (iii) the amount of any securities offering proceeds received by the Operating Partnership or any Subsidiary since the end of such fiscal quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt).

                    - The Operating Partnership will at all times maintain an Unencumbered Total Asset Value in an amount not less than 150% of the aggregate principal amount of all outstanding unsecured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis.

                         For a more complete description of the terms and definitions used in the foregoing summary, see "Description of Senior Notes--Certain
                         Covenants."

                            INDUSTRY OVERVIEW

     Self-storage facilities offer inexpensive storage space to residential and commercial users. In addition to fully enclosed, secure storage space, some operators, including the Company, also offer outside storage for vehicles and boats at certain facilities. Facilities are usually fenced-in, have locked gates and are lighted. Facilities generally have a manager on-site during business hours and, in many cases, the manager resides in an apartment at the facility. Customers have access to their storage area during business hours and some commercial customers are provided 24-hour access. Individual storage units are typically secured by a lock furnished by the customer to provide the customer with control of access to the unit.

     The Company believes that the self-storage industry is characterized by a trend toward consolidation, continuing increase in demand, relatively slow growth in supply and a targeted market of primarily residential customers.

Trend Toward Consolidation

     The self-storage industry is characterized by numerous, small local operators, with over 80% of all operators owning five or fewer facilities according to the Self Storage Association. However, the Company believes that, at a time when demand for the service appears strong, the self-storage industry is showing a trend toward consolidation resulting from the following factors:

     - Shortage of Skilled Operators - The smaller, local operators generally lack the expertise necessary to manage multiple facilities, to market their self-storage facilities effectively, to develop and introduce innovative management systems, and to selectively identify and acquire new facilities.

     - Scarcity of Financing for Small Operators - Financing for the acquisition, development and expansion of commercial real estate projects, particularly self-storage facilities, has been scarce in recent years and the Company anticipates that this trend will continue.

     - Economies of Scale - Successful centralized management systems can be easily applied to new facilities regardless of location and permit an operator to spread fixed costs over a larger base.

     The Company believes that as a result of these factors, significant growth opportunities exist for operators with proven management systems that possess sufficient capital resources.

Continuing Increase in Demand

     Demand for self-storage services has increased significantly, as indicated by an increase in industry average occupancy from 81.5% in 1990 to approximately 85.1% in 1997 and by an increase in industry-wide average rents, as reported by the Self-Storage Almanac. The Company believes that demand for self-storage services continues to increase for the following reasons:

     - Demographics - Population growth and increasing population mobility continue to increase demand for storage space.

     - Consumer Awareness - Residential and commercial customers are becoming increasingly familiar with the advantages of self-storage and its favorable comparison to traditional alternatives. Commercial users in particular are taking advantage of self-storage as a low-cost alternative to warehouses and other commercial storage options.

     - Demand Inelasticity - Self-storage consumers are generally less sensitive to price increases than consumers of other services because of the lack of reasonable alternatives and the inconvenience of moving stored goods to a new location. This phenomenon has allowed aggressive operators to increase rents on a regular basis without experiencing a material decrease in occupancy levels.

Market Segmentation

     The self-storage market is generally segmented into two parts: residential users and commercial users. According to data published by MiniCo., Inc. in 1997, residential users constitute approximately 80% of the United States market while commercial users account for approximately 20%, based on square feet. Residential users may include single family homeowners with insufficient storage; apartment, condominium, townhouse and mobile home dwellers; military base occupants; recreational vehicle owners; and households in transition. Commercial users may include salespersons and distributors; retail businesses; professionals; and small contractors.


                               THE COMPANY

     The Company is a self-administered and self-managed REIT which has acquired, developed, owned and managed self-storage facilities since 1985. As of June 15, 1998, the Company owned and operated 186 Properties containing an aggregate of 10.2 million rentable square feet. The Properties are located in 19 states, predominantly in the Eastern United States and Texas. At May 31, 1998, the occupancy level of the Properties was approximately 85%.

     Most of the Properties conduct business under the trade name Uncle BoB's Self-Storage (registered trademark). The Company intends to convert the remaining Properties and all newly acquired self-storage facilities to this trade name upon expiration of prepaid advertising arrangements employing names acquired with the Properties. The Company believes the name Uncle BoB's Self-Storage (registered trademark) is particularly user-friendly and conveys the feeling of personalized service.

Growth Strategy

     The Company seeks to increase cash flow and enhance shareholder value by aggressively managing its Properties, selectively acquiring new self-storage facilities and strategically expanding and improving its Properties.

     The following table sets forth certain historical data for the Company's Properties since 1993:

                                      Property Data
                                                       March 31
                              1993   1994    1995    1996   1997   1998

Actual rent per occupied
  square foot                 $6.03   $6.44  $6.81   $7.14  $7.67  $7.52
Increase in actual rent per
  occupied square foot over
  prior period                 1.2%    6.8%   5.7%    4.8%   7.4%  (2.0%)
Occupancy level (for the
  period ended)               86.7%   88.7%  86.4%   87.0%  85.1%  84.1%
Increase (decrease) in
   occupancy over prior
   period                      7.8%    2.3%  (2.6%)   0.7%  (2.2%) (1.2%)
Net operating margin          67.7%   71.1%  72.6%   72.8%  72.3%  72.1%
Increase (decrease) in net
  operating margin over prior
  period                       4.3%    5.0%   2.1%    0.3%  (0.7%) (0.3%)

Property Management

     The Company has developed substantial expertise in managing self-storage facilities. The Company is the only self-storage operator to be designated as an Accredited Management Organization by the Institute of Real Estate Management. Key elements of the Company's management system include:

     - Recruiting, training and retaining capable, aggressive on-site Property Managers.

     - Motivating Property Managers and Area Managers by providing an opportunity to earn additional incentive-based compensation based on Property performance.

     - Linking all Properties to its central customized management information system which enhances control and property specific management.

     - Developing and maintaining for each Property an integrated marketing plan which emphasizes commercial tenants.

     - Performing regular preventive maintenance to avoid significant repair obligations.

     The Company's philosophy is to thoroughly train each Property Manager and Area Manager to operate effectively within the Company's management systems, and to recognize and reward performance which increases revenues and decreases expenses.

     Each Property is managed by a full-time Property Manager and one or more part-time Assistant Managers. A Property Manager typically resides on-site in an apartment furnished by the Company, except where prohibited by local ordinance. A Property Manager is responsible for nearly all day-to-day operational decisions with respect to his or her Property, including rent charges and maintenance, subject to certain monetary limits. Property Managers generally have authority to either increase rental rates in response to demand or promote specials to raise occupancies, both of which have a direct impact on their incentive compensation. See "Incentive Compensation." An Assistant Manager is employed on a part-time basis to give a Property Manager sufficient time to perform marketing functions. Each Property Manager reports to an Area Manager. The Area Managers report to one of four Regional Vice-Presidents, who are each responsible for up to 50 properties. The four Regional Vice Presidents report to the Company's President and Chief Operating Officer.

Recruiting and Training of Property Managers

     The Company actively recruits capable, aggressive Property Managers. Once hired, new Property Managers attend an orientation program which includes a thorough review of the Company's property management systems. The orientation program emphasizes telephone skills, closing techniques, identification of selected marketing opportunities (e.g., local industrial parks, office suites and apartment complexes) and familiarization with the Company's customized management information system.

     The Company places great importance on developing a Property Manager's telephone skills because most inquiries by potential customers are received by telephone. The telephone skills of each Property Manager are surveyed at least quarterly by having Company representatives pose as potential customers. The results of the survey are immediately presented to the Property Manager, together with suggestions for improvement. Property Managers who score particularly well on telephone surveys receive a cash award.

Incentive Compensation

     In addition to base salary, the Company's Property Managers, Area Managers and Regional Vice Presidents may earn incentive compensation based on increases in the gross income and net operating income of their Properties. The Company annually establishes a target gross income and net operating income for each Property. A Property Manager earns a percentage of all gross income in excess of the target level. Similarly, Area Managers and Regional Vice Presidents earn a percentage of net operating income in excess of the combined target levels for all Properties reporting to them. The incentive awards are not subject to any caps or increment requirements. Under the Company's program, it is not unusual for such employees to earn incentive compensation equal to 25% of base salary.

     The Company believes that the structure of its incentive compensation program causes its managers to exercise their operational autonomy in a manner to maximize net operating margin through increased rental income and increased occupancy levels and, in the case of Area Managers and Regional Vice Presidents, decreased expenses.

Customized Management Information System

     The Company utilizes a customized management information system linking each of the Properties with the Company's headquarters. The system is designed with significant security, control and efficiency features to perform daily billing, collection and reservation functions for each Property and tracks information regarding occupancy levels, tenant demographics and histories, and expenses. Newly acquired self-storage facilities are usually linked to the customized system within 45-60 days of the date of acquisition. The system generates daily, weekly and monthly financial reports for each Property that are transmitted to the Company's headquarters each night via modem. The system automatically imposes and reports late fees and also requires a Property Manager to input a descriptive explanation for all debt and credit transactions, paid-to-date charges, and all other discretionary activities, which allows the accounting staff at the Company's headquarters to review all such transactions within 24 hours. More sensitive activities such as rental rate decreases, unit size changes and adding or deleting units into a Property's system are only accessible by Area Managers and Regional Vice Presidents and are password protected.

     The tenant data tracked by the customized management information system has proven to be a valuable marketing resource. For example, the system automatically tracks historical tenant address and demographic information and generates solicitations to be sent to seasonal tenants.

     The Company's management is committed to continued investment in information technology so that information systems will continue to be adequate to support the growth of the Company.

Property Marketing

     As of May 31, 1998, 153 of the Properties conducted business under the trade name Uncle BoB's Self-Storage (registered trademark). The Company intends to convert the remaining Properties and all newly acquired self-storage facilities to the trade name Uncle BoB's Self-Storage (registered trademark) upon expiration of prepaid advertising employing names acquired with the Properties. The Company believes the name Uncle BoB's Self-Storage (registered trademark) is particularly user-friendly and conveys the feeling of personalized service.

     The Company annually develops a written marketing plan for each of its Properties. The focus of each marketing plan is, in part, determined by occupancy rates. If all storage units of a same size at a Property are at or near 90% occupancy, the plan will generally include increases in rental rates for units of that size. If a Property has excess capacity, the marketing plan will target selected markets such as local industrial parks, medical centers, retail shopping malls, office suites, military bases, colleges, and apartment and condominium complexes.

     The Company's customized management information system allows it to maintain historical data regarding its customers, such as type of customer and length of stay, which is used in developing marketing plans. The Company also conducts quarterly surveys of its competitors' practices, which include "shopping" at competing facilities.

     The Company believes that it is desirable to have a greater proportion of commercial customers because commercial customers tend to rent larger units for longer terms and are more reliable payors.
Accordingly, the Company has marketing programs which target commercial users. The Company estimates that commercial users account for approximately 30% to 35% of its total occupancy, which is substantially higher than the industry average of approximately 20%.

Property Maintenance

     The Company's self-storage facilities are significantly less expensive to maintain than most other types of real estate due to the simple construction techniques and durable construction materials. The Properties are typically constructed with metal roofs, concrete or masonry exterior walls, metal interior walls and concrete floors. Substantially all of the Company's storage units are ground level thereby providing customers with the convenience of direct vehicle access to their storage units. Typical maintenance includes door repair, masonry repair, fence repair, painting, landscaping and driveway repair. Climate controlled units also require maintenance of air conditioning equipment. Maintenance within a storage unit is generally limited to sweeping between rentals. Maintenance is the primary responsibility of the Property Manager who may engage third party contractors to perform some types of maintenance.

Capital Structure

     Management intends to finance the Company's future growth through the maintenance of a flexible capital structure designed to allow the Company to take advantage of acquisition opportunities while providing access to the public debt and equity capital markets on favorable terms. The Company intends to maintain a strong financial position by:
(i) maintaining a low level of leverage (i.e. a ratio of debt and Preferred Stock to Real Estate Value of 50% or less, with "Real Estate Value" defined as annualized net operating income of the most recent fiscal quarter divided by 10.50%), (ii) maintaining almost 100% of unencumbered properties, (iii) managing its exposure to variable interest rates, and (iv) extending and staggering its debt maturities. Management currently expects that all future indebtedness will be incurred by the Operating Partnership.

     Management believes the following indicators reflect the strong financial position of the Company:

     - As of March 31, 1998, on a pro forma basis giving effect to the Offering and the application of the net proceeds therefrom, the Company and its subsidiaries had $421 million of total unencumbered assets supporting unsecured debt of the Company and its subsidiaries of $129 million.

     - As of March 31, 1998, on a pro forma basis giving effect to the Offering and the application of the net proceeds therefrom, the Company and its subsidiaries had a ratio of debt to total assets of 31%, a ratio of secured debt to total assets of 0.8%, and a ratio of total unencumbered assets to unsecured debt of 326%.

     - For the three months ended March 31, 1998, the Company's DSCR was 7.8. "DSCR" is defined as EBITDA, divided by the sum of interest expense and scheduled principal payments. "EBITDA" is defined as income before extraordinary items, provisions for gains and losses of properties and minority interest and federal income taxes, plus depreciation and amortization and interest expense. EBITDA should not be considered as an alternative to operating income, as determined in accordance with generally accepted accounting principles, as an indicator of the Company's operating performance, or to cash flows from operating activities as a measure of liquidity.


                               PROPERTIES

     As of June 15, 1998, the Company owned 186 Properties containing an aggregate of approximately 10.2 million rentable square feet, located in 19 states.

             Distribution of Properties as of June 15, 1998
               # Properties    %    Sq. Feet     %   # of Units     %

Alabama              7        3.83   382,706   3.73    2,834       3.09
Connecticut          3        1.64   123,925   1.21      992       1.08
Florida             40       21.00 2,339,624  22.83   21,478      23.40
Georgia             20       10.93 1,047,267  10.22    8,879       9.67
Louisiana            2        1.09   116,835   1.14      862       0.94
Massachusetts        6        3.28   250,369   2.44    2,355       2.57
Maryland             4        2.19   173,669   1.69    1,977       2.15
Michigan             6        3.28   428,295   4.18    4,270       4.65
Mississippi          3        1.64   142,727   1.39    1,078       1.17
North Carolina      12        6.56   590,790   5.77    5,882       6.41
New Hampshire        1        0.55    62,075   0.61      546       0.59
New York             9        4.92   484,371   4.73    4,168       4.54
Ohio                17        9.29   950,025   9.27    7,969       8.68
Pennsylvania         7        3.83   371,736   3.64    3,262       3.55
Rhode Island         2        1.09   109,015   1.06    1,067       1.16
South Carolina       7        3.83   345,833   3.37    2,780       3.03
Tennessee            4        2.19   208,495   2.03    1,712       1.87
Texas               18        9.02 1,096,856  10.71   10,067      10.97
Virginia            18        9.84 1,022,369   9.98    9,611      10.48


     Totals        186     100.00% 10,246,982 100.00%  91,789    100.00%
                   ===     ======= ========== =======  ======    =======

                         SELECTED FINANCIAL DATA

     The following table sets forth selected financial and other data on a historical basis for the Operating Partnership and on a combined historical basis for the Partnership's Predecessor. The following information should be read in conjunction with all of the financial statements and notes thereto incorporated by reference herein. The selected financial data for the three months ended March 31, 1998 has been derived from the unaudited financial statements of the Operating Partnership. The selected financial data of the Operating Partnership for the years ended December 31, 1997, and 1996 and for the period from June 26, 1995 to December 31, 1995 have been derived from the financial statements audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is incorporated by reference herein. The combined selected financial data for the period ended June 25, 1995 and the years ended December 31, 1994 and 1993 has been derived from audited combined financial statements of the Company Predecessors not included in such report.

                                         SELECTED FINANCIAL DATA

                                                  Operating Partnership                                   Predecessor
                         -----------------------------------------------------------------      -----------------------------
                            At or forAt or for    At or for  At or for  For Period     For Period   At or for
                            three monthsthree months  Year        Year       from          from       Year Ended
                               Ended    Ended       Ended       Ended   6/26/95 to     1/1/95 to    December 31,
(Dollars in thousands,        3/31/98  3/31/97    12/31/97    12/31/96   12/31/95      6/25/95      1994     1993
except Unit data)
                          ------------------------------------------------------------------     -----------------------------
Operating Data:
Operating revenues          $ 14,375        $ 10,732         $ 49,354    $ 33,597    $ 12,942    $ 9,532   $18,530  $13,660
Income (loss) before
  extraordinary item           6,203           4,935           23,763      15,682       6,744        311     1,836     (825)
Earnings (losses)              5,853           4,935           23,763      15,682       6,744        311     1,836     (825)
Net income per Unit-
  basic                          .46             .46             1.97        1.88        0.91          -         -        -
Net income per Unit-
  diluted                        .46             .46             1.96        1.87        0.91          -         -        -
Distributions declared
  per Unit                       .54             .52             2.12        2.05        1.04          -         -        -
Weighted average units:
  Basic                   12,773,076      10,839,168       12,090,141   8,344,065   7,429,872          -         -        -
  Diluted                 12,785,861      10,870,390       12,152,166   8,379,350   7,439,415          -         -        -

Balance Sheet Data:
Storage facilities
  before accumulated
  depreciation              $390,349        $280,112         $333,036    $220,711    $159,461   $114,008   $91,889  $83,727
Total Assets                 384,467         279,170          327,073     235,415     160,437     84,527    82,733   78,918
Total Debt                    91,059          35,559           39,559           -       5,000     69,102    66,340   61,550
Total Liabilities            105,419          45,243           50,319       8,131      10,697     71,311    69,014   64,096
Limited partners' capital
 interest                     13,170          11,564           14,454       4,435           -          -         -        -
Partners' capital            265,878         222,363          262,300     222,849     149,740     13,216    13,719   14,822

Other Data:
Net cash provided by
  operating activities      $ 10,476       $   7,865          $31,159     $20,152      $7,188     $2,003    $5,428   $1,470
Net cash used in
  investing activities       (54,717)        (48,547)         (98,765)    (59,146)   (157,965)    (3,340)   (6,609) (15,217)
Net cash provided by
  financing activities        44,661          26,391           53,486      54,949     151,509        507     1,030   14,283
Funds from operations(b)       8,242           6,364           30,294      19,816       9,904          -         -        -
Number of facilities             173             138              155         111          82         74        60       54
Weighted average occupancy     84.1%           85.2%            85.1%       86.0%       86.1%      86.6%     88.7%    86.7%


(a)  The Operating Partnership began operations on June 26, 1995, and had no historical results of operations before that date. Results of operations prior to June 26, 1995 relate to Sovran Capital,
Inc. and the Sovran Partnerships (Company Predecessors).

(b)  Funds from operations ("FFO") means income (loss)(computed in accordance with generally accepted accounting principles) plus depreciation of real estate assets and amortization of intangible assets exclusive of deferred financing costs.  FFO is a supplemental performance measure for REITs as defined by the National Association of Real Estate Investment Trusts, Inc. FFO is presented because analysts consider FFO to be one measure of the performance of the Operating Partnership.  FFO does not take into consideration scheduled principal payments on debt, capital improvements and other obligations.
Accordingly, FFO is not a substitute for the Operating Partnership's cash flow or net income as a measure of the Operating Partnership liquidity or operating performance or ability to pay distributions.


                SELECTED PRO FORMA FINANCIAL DATA

     The following table sets forth selected unaudited pro forma operating and other data for the Operating Partnership as if
(i) the acquisition of 44 Properties in 1997 and 30 Properties in 1998 had occurred as of the beginning of 1997, and (ii) the proceeds of the Company's April 1997 common stock offering were received at the beginning of 1997. The pro forma balance sheet data was prepared as if the 12 Properties acquired since
March 31, 1998 had all been acquired at March 31, 1998. The following information should be read in conjunction with all of the financial statements and notes thereto incorporated by reference herein. The pro forma financial information is not necessarily indicative of what the actual financial position and results of operations of the Operating Partnership would have been as of the dates or for the periods indicated, nor does it purport to represent the Operating Partnership's future financial position and results of operations.

                                   Pro Forma           Pro Forma
                                   At or for           At or for
                                   Three Months        Year Ended
(Dollars in thousands,             ended 3/31/98       12/31/97
except Unit data)                  (unaudited)        (unaudited)
                                  -------------       ----------
Operating Data:
Operating revenues                    $ 16,775         $ 66,228
 Income (loss) before
  extraordinary item                     6,443           26,169
 Earnings (losses)                       6,093           26,169
 Net income per Unit-
  basic                                    .48             2.05
 Net income per Unit-
  diluted                                  .47             2.04
 Distributions declared
  per Unit                                 .54             2.12
 Weighted average units:
  Basic                             12,784,572       12,784,572
  Diluted                           12,837,357       12,846,597

Balance Sheet Data:
Storage facilities
  before accumulated
  depreciation                     $  432,395          $  ---
Total Assets                          426,537             ---
Total Debt                            132,347             ---
Total Liabilities                     147,216             ---
Limited partners' capital
 interest                              13,443             ---
Partners' capital                     265,878             ---

Other Data:
Net cash provided by
  operating activities             $   11,073          $36,231
Net cash used in
  investing activities                (96,005)        (188,969)
Net cash provided by
  financing activities                 85,352          138,618
Funds from operations(b)                8,839           35,366
Number of facilities                      186              186
Weighted average occupancy               84.1%            85.1%



               RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company and the Operating
Partnership's and their predecessor's consolidated ratios of earnings to fixed charges for the period shown:

     Company and Operating Partnership       Predecessors
------------------------------------------            ------------

Three months
   ended                              January 1, 1995    Year Ended
  March 31,    Year ended December 31,  to               December 31,
    1998       1997    1996   1995     June 25, 1995   1994      1993
-------------  ----    ----   ----     -------------   ----      ----
5.27           9.43    7.56   21.88     1.09           1.31      0.84

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.


                         USE OF PROCEEDS

     The net proceeds to the Operating Partnership from the sale of the Senior Notes are estimated to be approximately
$___ million after deducting fees and expenses of the offering payable by the Operating Partnership. The Operating Partnership intends to use such proceeds to reduce borrowings under the Company's Unsecured Credit Facility. The Company borrows under the Unsecured Credit Facility to fund its acquisitions of additional self-storage facilities. Borrowings under the Unsecured Credit Facility bear interest at a rate of LIBOR + 1.25% per year (6.9% as of May 31, 1998). The Unsecured Credit Facility matures in February, 2001.

                         CAPITALIZATION

     The following table sets forth the capitalization of the Operating Partnership on a historical basis as of March 31, 1998 and as adjusted to give effect to the sale of the Operating Partnership of the Senior Notes at their face value and the application of the assumed net proceeds therefrom as if such event had occurred on March 31, 1998. See "Use of Proceeds." The information set forth in the table below should be read in conjunction with the Consolidated Financial Statements and the notes thereto incorporated by reference in the accompanying Prospectus.

                                   March 31, 1998

                              HISTORICAL     AS ADJUSTED
                                  (DOLLARS IN THOUSANDS)

DEBT:
   Senior Notes Payable       $   ---        $ 75,000
   Unsecured Credit
     Facilities                 88,000         13,748
   Mortgage Payable              3,059          3,059
                              --------       --------
     Total Debt               $ 91,059       $ 91,807

   Limited Partners' Capital
     Interest (443,609 Units),
     at redemption value      $ 13,170       $ 13,170

PARTNERS' CAPITAL:
   General Partner (219,567
     Units issued and
     outstanding)                5,244          5,244
   Limited Partner (12,111,396
     Units issued and
     outstanding)              260,634        260,634
                               -------        -------
     Total Partners' Capital   265,878        265,878
                               -------        -------
     Total Capitalization     $370,107       $370,855
                               =======        =======

   MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
                    AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations should be read in conjunction with the financial statements and notes incorporated by reference in this Prospectus.

     The following discussion is based on the financial statements of the Operating Partnership as of March 31, 1998, December 31, 1997, December 31, 1996, December 31, 1995, and for the period from June 26, 1995 (commencement of operations) to December 31, 1995; and the combined statements of the Company Predecessors for the period from January 1, 1995 to June 25, 1995. The combined financial statements of the Company Predecessors are presented for comparative purposes.

     This Prospectus Supplement and the accompanying Prospectus, including the information incorporated by reference herein and therein, contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The foregoing provisions by their express terms do not apply to forward-looking statements made in connection with an initial public offering. The words "believe," "expect," "anticipate," "intend," "estimate," "assume" and other similar expressions which are predictions of or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are in some cases beyond the control of the Company (as defined herein) and may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

     Factors that might cause such a difference include, but are not limited to, the following: occupancy rates and market rents may be adversely affected by local economic and market conditions which are beyond management's control; financing may not be available, or may not be available on favorable terms; the Company's cash flow may be insufficient to meet required payments of principal and interest; and existing indebtedness may mature in an unfavorable credit environment, preventing such indebtedness from being refinanced, or, if refinanced, causing such refinancing to occur on terms that are not as favorable as the terms of existing indebtedness.

Results of Operations

For the period January 1, 1998 through March 31, 1998

     The Operating Partnership reported revenues of $14.4 million during the period and incurred $4 million in operating expenses. General and administrative expenses of $0.9 million, interest expense of $1.2 million and depreciation and amortization expenses of $2.1 million resulted in income of $6.2 million before extraordinary item. An extraordinary loss of $0.35 million resulted from the write-off of the unamortized financing costs of the revolving credit facility that was replaced in February 1998. Net income amounted to $5.9 million.

Three months ended March 31, 1998, compared to Three months ended
March 31, 1997

     The following discussion compares the activities of the Operating Partnership for the three months ended March 31, 1998 with the activities of the Operating Partnership for the three months ended March 31, 1997.

     Total revenues increased from $10.7 million for the three months ended March 31, 1997 to $14.4 for the three months ended March 31, 1998, an increase of $3.7 million or 34%. Of this, $3.4 million resulted from the acquisition of 62 properties during the period January 1, 1997 through March 31, 1998 and $0.3 million was realized as a result of increased rental rates at the 111 properties owned by the Operating Partnership at December 31, 1996. Interest income decreased slightly. Overall, same-store revenues grew 3.7% for the three month period ended March 31, 1998 as compared to the same period in 1997.

     Property operating and real estate tax expense increased $1 million or 33% during the period. $0.9 million was a result of absorbing additional expenses from operating the newly acquired
Properties, and $0.1 million related to the operations of Properties operated more than one year.

     General and administrative expenses, which includes losses of $0.1 million realized as the result of replacement of equipment, increased $0.1 million principally as a result of the need for additional personnel and increased administrative costs associated with managing the 62 additional properties.

     Interest expense increased $0.7 million due to the $52 million drawn on the Operating Partnership's line of credit during the first three months of 1998.

     Earnings before minority interest, extraordinary item, interest expense, and depreciation and amortization increased from $7.0 million to $9.5 million, an increase of $2.5 million or 36%.

Year Ended December 31, 1997 compared to Year Ended December 31,
1996

     Rental revenues improved from $32.9 million for the year ended December 31, 1996 to $48.6 million for the year ended December 31, 1997, an increase of $15.7 million, or 48%. Of this, $10.4 million resulted from the acquisition of 44 properties during 1997, $4.3 million resulted from having the 1996 acquisitions included for a full year of operations, and $1 million resulted from increased revenues at the eighty-two core properties considered in same store sales. For this core group, revenues increased 3.5%, primarily as the result of rental rate increases, as average occupancy was unchanged from 1996's level of 87.8%. Interest and other income increased just slightly to $0.8 million in 1997.

     Property operating and real estate tax expense increased $4.5 million or 49% during the period. Of this, $3.1 million was incurred by the facilities acquired in 1997, $1.3 million resulted from the having the 1996 acquisitions included for a full year of operations, and $0.1 million additional cost was incurred in the operation of the eighty-two core properties.

     General and administrative expenses increased $0.5 million, primarily as a result of increased supervisory and accounting costs associated with the operation of an increased number of properties.

     Interest expense of $2.2 million in 1997 resulted primarily from borrowings on the Operating Partnership's line of credit facility (a mortgage loan assumed in an acquisition transaction required interest payments of $0.2 million). The Operating Partnership had borrowings outstanding of $42 million before paying off the balance with the proceeds of a Company common stock offering in April 1997. The credit facility was then utilized throughout the balance of the year to fund further acquisitions, so that by the end of the year, the amount outstanding on the line was $36 million.

     Depreciation and amortization expense increased to $7 million from $4.6 million, primarily as a result of the additional depreciation taken on the $112 million of real estate assets acquired in 1997 and a full year of depreciation on 1996 acquisitions.

     Earnings before minority interest, interest expense, and depreciation and amortization increased $10.7 million or 48%, in 1997 as a result of the aforementioned items.

Year Ended December 31, 1996 compared to Year Ended December 31,
1995

     Rental revenues improved from $21.8 million for the year ended December 31, 1995 to $32.9 million for the year ended December 31, 1996, an increase of $11.1 million, or 51%. Of this, $5.1 million resulted from the acquisition of twenty-nine properties during 1996, $ 4.9 million resulted from having 1995 acquisitions included for a full year of operations, and $1.1 million resulted from increased occupancy levels and rental rates. Interest and other income remained unchanged at approximately $0.7 million.

     Property operating and real estate tax expense increased $3 million or 48% during the period. Of this, $1.5 million was incurred by the facilities acquired in 1996, $1.4 million resulted from having the 1995 acquisitions included for a full year of operations, and $0.1 million of additional cost was incurred in the operation of the sixty facilities owned by the Operating Partnership since January 1, 1995.

     General and administrative expenses decreased $0.3 million, primarily as a result of non-recurring legal, accounting and other professional fees associated with the winding up of partnership activities and the merger and formation transactions.

     Interest expenses of $1.9 million in 1996 resulted exclusively from borrowings on the Operating Partnership's line of credit facility. The Operating Partnership had borrowings outstanding of $59.3 million before paying off the balance with the proceeds of a Company common stock offering in October 1996. Interest expense in 1995 was $3.4 million, or $1.5 million higher than in 1996. This was primarily due to the fact that until the Initial Offering in June 1995, the Predecessors had incurred substantial mortgage debt as a means to finance its acquisitions, and paid approximately $3.3 million to carry that debt through June 1995. Upon completion of the Initial Offering, this mortgage debt was paid in full, and there was only a line of credit borrowing of $5 million outstanding at the end of 1995.

     Depreciation and amortization expense increased to $4.6 million from $3.3 million, primarily as a result of the additional depreciation taken on the $60 million or real estate assets acquired in 1996.

     Earnings before interest, and depreciation and amortization increased $8.4 million or 61% in 1996 as a result of the aforementioned items.

Liquidity and Capital Resources
Capital Resources and Establishment of Line of Credit

     The Company and the Operating Partnership have relied principally on equity capital since inception and have raised net proceeds of $269 million from an initial public offering in 1995 and additional offerings of common stock in 1996 and 1997. The Operating Partnership used the proceeds of the offerings to repay indebtedness, to purchase additional properties, and to acquire limited partners' interest in the Company's predecessor partnerships.

     The equity offerings have been supplemented with borrowings on the $75 million line of credit which was replaced on February 20, 1998, by a three-year, $150 million Unsecured Credit Facility. The commitment fee on the new line was $750,000, and interest is payable monthly at 125 basis points above LIBOR.

     In addition to the equity and debt capital, the Operating
Partnership issued $3.6 million and $9.2 million of Units in 1996 and 1997, respectively, in exchange for self storage facilities.


                   DESCRIPTION OF SENIOR NOTES

     The following description of the particular terms of the Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the "Senior Securities" set forth under "Description of Debt Securities" in the accompanying Prospectus, to which reference is hereby made.

General

     The Senior Notes constitute a separate series of Senior Securities (which are more fully described in the accompanying Prospectus) to be issued under an Indenture, dated as of July __, 1998, as supplemented by Supplemental Indenture No. 1, dated as of July __, 1998 (the "Supplemental Indenture" and together with the Original Indenture, the "Indenture") between the Operating Partnership and Marine Midland Bank (the "Trustee"). The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and is available for inspection at the offices of the Operating

Partnership. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Senior Notes are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the Senior Notes. All capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

     The Senior Notes will be limited to an aggregate principal amount of $75 million and will be direct, senior unsecured recourse obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding, including indebtedness outstanding from time to time under the Operating Partnership's Unsecured Credit Facility. The Senior Notes will be effectively subordinated to the claims of mortgage lenders and others holding secured indebtedness of the Operating Partnership now existing or that may be formed by the Operating Partnership in the future as to the specific properties securing such indebtedness. As of March 31, 1998, the total amount of secured indebtedness of the Operating Partnership was $3.1 million. In addition, the Senior Notes will be effectively subordinated to unsecured indebtedness and other liabilities of any Subsidiaries now existing or that may be formed by the Operating Partnership in the future. All such secured indebtedness or unsecured indebtedness will have to be satisfied in full before holders of the Senior Notes will be able to realize any value from encumbered or indirectly-held properties. The Senior Notes will be recourse to all of the assets of the Operating Partnership, but will be non-recourse to any general partner or limited partner of the Operating Partnership, including Sovran Self Storage Inc., for the repayment of the Senior Notes.

     As of June 15, 1998, on a pro forma basis after giving effect to the issuance and sale of the Senior Notes offered hereby and the application of the proceeds therefrom, the total outstanding indebtedness of the Operating Partnership would have been approximately $132.3 million, of which approximately
$3.1 million in the aggregate would have been secured indebtedness $129.2 million would have been unsecured indebtedness. The outstanding principal balance under the Unsecured Credit Facility varies from time to time and as of June 15, 1998 was in the aggregate approximately $132 million.

     The Senior Notes will mature on July __, 2005 (the "Maturity Date"). The Senior Notes will not be subject to any sinking fund provisions and will not be convertible into or exchangeable for any equity interest in the Operating Partnership or Sovran Self Storage Inc. The Senior Notes will be issued only in fully registered book-entry form without coupons, in denominations of $1,000 and integral multiples thereof.

     Except as described below under "--Certain Covenants-- Limitations on Incurrence of Debt" and under "--Merger, Consolidation or Sale of Assets," the Indenture does not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the Senior Notes protection in the event of: (i) a highly leveraged or similar transaction involving the Operating Partnership or Sovran Self Storage Inc. or any affiliate of either such party; (ii) a change of control; or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Senior Notes. However, certain restrictions on the ownership and transfer of the Common Shares designed to preserve Sovran Self Storage Inc.'s status as a REIT may act to prevent or hinder a change of control. The Operating Partnership and its management have no present intention of engaging in a transaction which would result in the Operating Partnership's being highly leveraged or that would result in a change of control.

Principal and Interest

     The Senior Notes will bear interest at [___]% per annum from [________], 1998 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on December 15 and June 15 of each year, commencing December 15, 1998 (each, an "Interest Payment Date"), to the persons (the "Holders") in whose name the applicable Senior Notes are registered in the Security Register at the close of business 15 calendar days prior to such Interest Payment Date, i.e., May 31 and November 30, respectively (regardless of whether such day is a Business Day, as defined below), as the case may be (each, a "Regular Record Date"). Interest on the Senior Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Note ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Note is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Note not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, as more particularly described in the Indenture.

     If any Interest Payment Date or Maturity falls on a day that is not a Business Day, the required payment shall be on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York are required or authorized by law, regulation or executive order to close.

     The principal of (and premium or Make-Whole Amount, if any) and interest on the Senior Notes will be payable at the corporate trust office of the agent of the Trustee in New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt, provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States.

Certain Covenants

     Limitations on incurrence of debt. The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt (as defined below), other than intercompany Debt (representing Debt to which the only parties are the Company, any of its Subsidiaries or the Operating Partnership, but only so long as such Debt is held solely by any of the foregoing), if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Operating Partnership on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) the Operating Partnership's Adjusted Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended, filed with the Trustee) prior to the incurrence of such additional Debt, (ii) the purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those obtained in connection with the incurrence of such additional Debt and
(iii) the amount of any securities offering proceeds received by the Operating Partnership or any Subsidiary since the end of such calendar quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt).

     The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt, other than intercompany Debt, if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Debt Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Operating Partnership or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

     The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership or any Subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such Secured Debt and the application of the proceeds therefrom, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the sum of (without duplication) (i) the Operating Partnership's Adjusted Total Assets as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended, filed with the Trustee) prior to the incurrence of such additional Secured Debt, (ii) the purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those obtained in connection with the incurrence of such additional Secured Debt and (iii) the amount of any securities offering proceeds received by the Operating Partnership or any Subsidiary since the end of such calendar quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt).

     The Operating Partnership will at all times maintain an Unencumbered Total Asset Value (as defined below) in an amount not less than 150% of the aggregate principal amount of all outstanding unsecured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis.

     As used herein, and in the Indenture:

     "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

     "Adjusted Total Assets" as of any date means the sum of
(i) the amount determined by multiplying the price at which the Company's Common Shsares were offered in the Initial Offering by the sum of (A) the Common Shares issued in the Initial Offering and (B) the Units of the Operating Partnership not held by the Company that were issued in connection with the Initial Offering,
(ii) the principal amountof outstanding Debt of the Operating Partnership immediately following the Initial Offering and
(iii) the purchase price or cost of any real estate assets or mortgages receivable (or interests therein) acquired (including the value of any Units issued in connection therewith) or developed after the Initial Offering and the amount of any securities offering proceeds and other proceeds of Debt received after the Initial Offering (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), adjusted for the proceeds of any real estate assets disposed of by the Operating Partnership. This definition of "Adjusted Total Assets" values the assets owned by the Operating Partnership at the time of the Initial Offering at the market capitalization of the Operating Partnership at that time, which the Operating Partnership believes to be a more appropriate measure of the value of those assets than undepreciated book value, which reflect their pre-Initial Offering cost before accumulated depreciation.

     "Annual Debt Service Charge" as of any date means the amount of any interest expensed during the four consecutive fiscal quarters most recently ended prior to such date.

     "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income (as defined below) of the Operating Partnership and its Subsidiaries plus amounts which have been deducted for (i) interest on Debt of the Operating Partnership and its Subsidiaries, (ii) provision for taxes of the Operating Partnership and its Subsidiaries based on income,
(iii) amortization of debt discount, (iv) provisions for gains and losses on properties, (v) depreciation and amortization,
(vi) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period and (vii) amortization of deferred charges.

     "Consolidated Net Income" for any period means the amount of net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     "Debt" of the Operating Partnership or any Subsidiary means any indebtedness of the Operating Partnership or any Subsidiary, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments,

(ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership or any Subsidiary,
(iii) reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Operating Partnership or any Subsidiary as lessee which is reflected on the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with GAAP; in the case of items of indebtedness incurred under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with GAAP; and also includes, to the extent not otherwise included, any obligation of the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than the Operating Partnership or any Subsidiary).

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

     "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

     "Unencumbered Total Asset Value" as of any date means the sum of (i) the portion of Adjusted Total Assets allocable to the Operating Partnership's real estate assets and (ii) the value of all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivable), in each case which are unencumbered by any mortgage, lien, charge, pledge or security interest.

     Compliance with the covenants described herein and with respect to the Senior Notes generally may not be waived by the Operating Partnership, or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Senior Notes consent to such waiver; provided, however, that the defeasance and covenant defeasance provisions of the Indenture described under "Discharge, Defeasance and Covenant Defeasance," below, will apply to the Senior Notes, including with respect to the covenants described in this Prospectus Supplement.

Optional Redemption

     The Senior Notes may be redeemed at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Senior Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Senior Notes (the "Redemption Price").

     If notice of redemption has been given as provided in the Indenture and funds for the redemption of any Senior Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Senior Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Senior Notes from and after the redemption date will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Senior Notes will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Senior Notes held by such Holder to be redeemed.

     If less than all the Senior Notes are to be redeemed at the option of the Operating Partnership, the Operating Partnership will notify the Trustee at least 45 days prior to giving the notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Senior Notes to be redeemed and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Senior Notes to be redeemed in whole or in part. Senior Notes may be redeemed in part in the minimum authorized denomination for Senior Notes or in any integral multiple thereof.

     Neither the Operating Partnership nor the Trustee shall be required to: (i) issue, register the transfer of or exchange Senior Notes during a period beginning at the opening of business 15 days before any selection of Senior Notes to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Note, or portion thereof, called for redemption, except the unredeemed portion of any Note being redeemed in part; or (iii) issue, register the transfer of or exchange any Note that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Note not to be so repaid.

     As used herein and in the Indenture:

     "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Senior Notes being redeemed or paid.

     "Reinvestment Rate" means the yield on Treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to stated maturity of the principal being redeemed (the "Treasury Yield"), plus 0.25%. For purposes hereof, the Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release (as defined below) under the heading "Week Ending" for the "U.S. Government Securities -- Treasury Constant Maturities" with a maturity equal to such remaining life; provided, that if no published maturity exactly corresponds to such remaining life, then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Operating Partnership.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by the Operating Partnership.

Merger, Consolidation or Sale of Assets

     The Indenture provides that the Operating Partnership may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized under the laws of any domestic jurisdiction and assumes the Operating Partnership's obligations to pay principal of (and premium or Make-Whole Amount, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;
(b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Operating Partnership or any Subsidiary as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to the Trustee.

Events of Default, Notice and Waiver

     The Indenture provides that the following events are "Events of Default" with respect to the Senior Notes: (a) default in the payment of any interest on any Senior Notes when such interest becomes due and payable that continues for a period of 30 days;
(b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Senior Notes when due and payable that continues for a period of 5 days; (c) default in the performance, or breach, of any other covenant or warranty of the Operating Partnership in the Indenture with respect to the Senior Notes and continuance of such default or breach for a period of 60 days after there has been given to the Operating Partnership by the Trustee, or to the Operating Partnership and the Trustee by the Holders of at least 25% in principal amount of the Senior Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture; (d) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership (or by any Subsidiary, the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Operating Partnership by the Trustee, or to the Operating Partnership and the Trustee by the Holders of at least 25% in principal amount of the outstanding Senior Notes, a written notice specifying such default and requiring the Operating Partnership to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the Indenture, provided, however, that such a default on indebtedness which constitutes tax-exempt financing having an aggregate principal amount outstanding not exceeding $25,000,000 that results solely from a failure of an entity providing credit support for such indebtedness to honor a demand for payment on a letter of credit shall not constitute an Event of Default; or

(e) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary or for all or substantially all of either of its property.

     See "Description of Debt Securities--Events of Default,
Notice and Waiver" in the accompanying Prospectus for a description of rights, remedies and other matters relating to Events of Default.

Discharge, Defeasance and Covenant Defeasance

     The provisions of Article __ of the Indenture relating to defeasance and covenant defeasance which are described in the accompanying Prospectus will apply to the Senior Notes, including without limitation the covenants described under "Description of Senior Notes--Certain Covenants."

Book-Entry System

     The Senior Notes will be issued in the form of one or more fully registered global notes ("Global Senior Notes") which will be deposited with, or on behalf of DTC, and registered in the name of DTC's nominee, Cede & Co. Except under the circumstance described below, the Senior Notes will not be issuable in definitive form. Unless and until it is exchanged in whole or in part for the individual Senior Notes represented thereby, a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor.

     Upon the issuance of a Global Note, DTC or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Senior Notes represented by such Global Note to the accounts of persons that have accounts with DTC ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to the Senior Notes. Ownership of beneficial interests in a Global Note will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer any beneficial interest in a Global Note.

     So long as DTC or its nominee is the registered owner of such Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Senior Notes represented by such Global Note for all purposes under the Indenture and the beneficial owners of the Senior Notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Except as provided below, owners of beneficial interest in a Global Note will not be entitled to have any of the individual Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of any such notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of and any interest on, individual Senior Notes represented by a Global Note registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Note representing such Senior Notes. None of the Operating Partnership, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note for such Senior Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Operating Partnership expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a permanent Global Note representing any Senior Notes, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records to DTC or its nominee. The Operating Partnership also expects that payments by Participants to owners of beneficial interests in such Global Note held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Operating Partnership within 90 days, the Operating Partnership will issue individual Senior Notes in exchange for the Global Note or Senior Notes representing the Senior Notes. In addition, the Operating Partnership may, at any time and in its sole discretion, determine not to have any Senior Notes represented by one or more Global Senior Notes and, in such event, will issue individual Senior Notes in exchange for the Global Note or Senior Notes representing the Senior Notes.

     DTC has advised the Operating Partnership of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among its Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry charges in its Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct Participant of DTC, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

Same-Day Settlement and Payment

     Settlement for the Senior Notes will be made by the Underwriter in immediately available funds. All payments of principal and interest in respect of the Senior Notes will be made by the Operating Partnership in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Senior Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Senior Notes are issued in certificated form, and secondary market trading activity in the Senior Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Senior Notes.

Governing Law

     The Indenture is governed by and shall be construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such state.

No Personal Liability or Recourse

     No recourse under or upon any obligation, covenant or agreement contained in the Indenture or the Senior Notes, or because of any indebtedness evidenced thereby, shall be had
(i) against the Company or any other past, present or future partner in the Operating Partnership, (ii) against any other person or entity which owns an interest, directly or indirectly, in any partner of the Operating Partnership, or (iii) against any past, present or future shareholder, employee, officer or director, as such, of the Company or any successor, either directly or through the Company or the Operating Partnership or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder of Senior Notes waives and releases all such liability by accepting such Senior Notes. The waiver and release are part of the consideration for the issue of the Senior Notes.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes, subject to the limitations set forth below, the material U.S. Federal income tax consequences of the acquisition, ownership and disposition of the Senior Notes. The discussion is based upon provisions of the Code, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the validity of the statements and conclusions set forth below. Any such changes or interpretations may be retroactive and could adversely affect a holder of the Senior Notes. Except as otherwise described herein, this discussion applies both to a person who is (i) a citizen or resident of the United States,
(ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (iii) an estate or trust the income of which is subject to U.S. Federal income taxation regardless of its source, (iv) a trust if (a) a U.S. court may exercise primary supervision over its administration and (b) one or more U.S. persons have authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business (a "U.S. Holder") and a person who is not a U.S. Holder (a "Non-U.S. Holder"). This discussion deals only with the Senior Notes held as capital assets (within the meaning of Section 1221 of the Code) by holders and does not purport to deal with all aspects of U.S. Federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. Federal income tax consequences to certain types of holders subject to special treatment under the U.S. Federal income tax laws, such as certain financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, or persons that hold Senior Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, a constructive sale transaction, conversion transaction, or persons whose functional currency is not the U.S. Dollar. Moreover, the effect of any applicable state, local or foreign tax laws, or any estate or gift tax laws, is not discussed.

     Phillips, Lytle, Hitchcock, Blaine & Huber LLP counsel to the Operating Partnership, has reviewed the following discussion and is of the opinion that, to the extent that it constitutes matters of law or legal conclusions or purports to describe certain provisions of the U.S. Federal tax laws, the following discussion is a correct summary in all material respects of the matters discussed therein.

     THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY.
EACH INVESTOR IS URGED TO CONSULT WITH ITS OWN TAX ADVISORS TO
DETERMINE THE IMPACT OF SUCH INVESTOR'S PERSONAL TAX SITUATION ON

THE ANTICIPATED TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES
UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OF THE
ACQUISITION, OWNERSHIP AND DISPOSITION OF THE SENIOR NOTES.

U.S. Holders: Interest, Original Issue Discount

     A U.S. Holder of a Note will be required to report as ordinary interest income for U.S. Federal income tax purposes interest earned with respect to a Note in accordance with the U.S. Holder's regular method of tax accounting. Although the Senior Notes may be issued at a price that is less than their stated principal amount, the discount is not expected to exceed 0.25% of the stated redemption price at maturity multiplied by the number of whole years to maturity. Therefore, for U.S. Federal income tax purposes, the amount of original issue discount on the Senior Notes that is attributable to the difference between their purchase price and their stated redemption price is considered to be de minimis and is treated as zero.

U.S. Holders: Market Discount, Acquisition Premium

     If a U.S. Holder acquires a Note for an amount that is less than the sum of all payments (other than payments with respect to stated interest) due with respect to such Note at the time of acquisition, the amount of such difference will be treated as "market discount" for U.S. Federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. If a U.S. Holder makes a gift of a Note, accrued market discount, if any, will be recognized as if such U.S. Holder had sold such Note for a price equal to its fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the Note or the earlier disposition of the Note in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue such market discount on a constant yield to maturity basis. Such an election is applicable only to the Note with respect to which it is made and is irrevocable. A U.S. Holder of a Note may elect to include market discount in income currently as it accrues (on either a straight-line basis or constant yield to maturity basis), in which case the rules described above regarding the deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     A U.S. Holder that purchases a Note for an amount in excess of the sum of all payments (other than payments with respect to stated interest) due with respect to such Note will be considered to have purchased the Note at a "premium." A U.S. Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield to maturity basis. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Note. A U.S. Holder that elects to amortize such premium must also reduce its tax basis in a Note by the amount of amortization deduction allowable. Bond premium on a Note held by a U.S. Holder that does not make an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield to maturity basis once made applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies (other than debt instruments the interest on which is excludable from gross income) and may not be revoked without the consent of the Internal Revenue Service.

U.S. Holders: Sale or Redemption

     Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Operating Partnership) or other disposition of a Note will be a taxable event for U.S. Federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition and (ii) the U.S. Holder's adjusted tax basis therein. A U.S. Holder's adjusted tax basis for a Note generally will be the U.S. Holder's purchase price for the Note increased by amounts includible in income by the U.S. Holder as market discount and reduced by any amortization deduction allowable. Except with respect to accrued market discount or accrued and unpaid interest (which will constitute ordinary income), such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the Note has been held by the U.S. Holder for more than 12 months at the time of such sale, exchange, redemption or other disposition (or, if there is net capital gain and the U.S. Holder is an individual, trust or estate, will be taxed as long-term capital gain if the Note has been held for more than 18 months, and as mid-term capital gain if the Note has been held for more than 12 months). The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Non-U.S. Holder

     Generally, a Non-U.S. Holder will be subject to a 30% withholding tax on interest paid with respect to a Note if such Non-U.S. Holder is a direct or indirect 10% or greater holder of the capital or profits interest in the Operating Partnership, a controlled foreign corporation related to the Operating

Partnership, a bank receiving interest described in Section 881(c)(3)(A) of the Code, or any Non-U.S. Holder who has failed to deliver the statement described in Section 871(h)(5) of the Code and the Regulations thereunder (certifying that such holder is not a U.S. person, citizen or resident).

     Final regulations dealing with withholding tax on income paid to foreign persons, backup withholding and related matters (the "New Withholding Regulations") were issued by the Treasury Department on October 6, 1997. The New Withholding Regulations generally will be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective Non-U.S. Holders are strongly urged to consult their tax advisors with respect to the New Withholding Regulations.

     Generally, a Non-U.S. Holder will not be subject to Federal income taxes on any amount that constitutes capital gain upon retirement or disposition of a Note. Certain exceptions may be applicable, however, and a Non-U.S. Holder should consult its tax advisor in this regard.


                          UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement dated __________________ (the "Underwriting Agreement") by and among the Operating Partnership, the Company and the underwriters named below (the "Underwriters"), the Operating Partnership has agreed to sell to each of the Underwriters named below, and each of the Underwriters has agreed severally to purchase from the Operating Partnership, the respective principal amount of Senior Notes set forth opposite its name below.

                                        Principal Amount
          Underwriter                       of Notes
          -----------                   ----------------
     PaineWebber Incorporated
     A.G. Edwards & Sons, Inc.
     Solomon Smith Barney               ________________
          Total                         $75,000,000


     The Underwriters have advised the Operating Partnership that they propose to offer the Senior Notes in part to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers (who may include the Underwriters) at such price less a concession not in excess of _____% of the principal amount of the Senior Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of ______% of the principal amount of the Senior Notes to certain other dealers, including the Underwriters. Following completion of the initial offering of the Senior Notes, the public offering price, concession and reallowance may change.

     The Senior Notes are a new issue of securities with no established trading market. The Operating Partnership has been advised by the Underwriters that the Underwriters intend to make a market in the Senior Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Senior Notes.

     Pursuant to the Underwriting Agreement, the Company and the Operating Partnership have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Until the distribution of the Senior Notes is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters to bid for and purchase the Senior Notes. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Senior Notes. Such transactions consist of bids and purchases for the purpose of pegging, fixing or maintaining the price of the Senior Notes.

     If the Underwriters create a short position in the Senior Notes in connection with this Offering, i.e., if they sell a greater aggregate principal amount of Senior Notes than is set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Senior Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Operating Partnership nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither the Operating Partnership nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of business, certain of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and investment banking transactions with the Company, the Operating Partnership and their affiliates.


                          LEGAL MATTERS

     Certain legal matters, including the legality of the Senior Notes being offered hereby, are being passed upon for the Operating Partnership by Phillips, Lytle, Hitchcock, Blaine & Huber LLP, Buffalo, New York. Certain legal matters related to this Offering are being passed upon for the Underwriter by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                      SUBJECT TO COMPLETION
           PRELIMINARY PROSPECTUS DATED JULY __, 1998

PROSPECTUS

                          $100,000,000
                    Sovran Self Storage, Inc.
                         Preferred Stock
                          Common Stock

                          $150,000,000
                   Sovran Acquisition Limited
                           Partnership
                         Debt Securities
                       __________________

     Sovran Self Storage, Inc. ("Sovran" or the "Company") may offer from time to time in one or more series (i) shares of its preferred stock, $.01 par value per share ("Preferred Stock"), and (ii) shares of its common stock, $.01 par value per share ("Common Stock"), with an aggregate public offering price of up to $100,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. Sovran Acquisition Limited Partnership (the "Operating Partnership") may offer from time to time in one or more series unsecured, non-convertible investment grade debt securities ("Debt Securities") with an aggregate offering price of up to $150,000,000 (or its equivalent in another currency based upon the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Preferred Stock, Common Stock and Debt Securities (collectively, the "Securities") may be offered separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

     The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (ii) in the case of Common Stock, any initial public offering price; (iii) in the case of Debt Securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Amended and Restated Articles of Incorporation or otherwise appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Restrictions on Transfers of Capital Stock."

     The applicable Prospectus Supplement will also contain information, where appropriate, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Preferred Stock and Common Stock may be offered by the Company and the Debt Securities may be offered by the Operating Partnership directly to one or more purchasers, through agents designated from time to time by the Company or the Operating Partnership or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

     See "Risk Factors" on page 5 for certain factors that should be considered by prospective investors.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
     SECURITIES EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
       OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
    ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON
OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION TO
THE CONTRARY IS UNLAWFUL.

                     _______________________

        The date of this Prospectus is ___________, 1998.

                      AVAILABLE INFORMATION

     The Company and the Operating Partnership have filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission maintains an Internet Web site (http://www.sec.gov.) that contains such documents filed electronically by the Company and the Operating Partnership with the Commission through its Electronic Data Gathering, Analysis and Retrieval System (EDGAR) filing system. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company and, since April 1998, the Operating Partnership, are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company and the Operating Partnership file reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange (the "NYSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by the Company's Amended Annual Report on Form 10-K/A filed on June 12, 1998, (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, (iii) the Company's Current Report on From 8-K filed on October 24, 1997, (iv) the Company's Current

Report on Form 8-K filed on February 20, 1998, as amended by the Company's Amended Current Report on Form 8-K/A filed on April 17, 1998, (v) the Company's Current Report on Form 8-K filed on
June 10, 1998, (vi) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated June 16, 1995, including all amendments and reports updating such description, and (vii) the Operating Partnership's Registration Statement on Form 10, dated April 22, 1998, including all amendments and reports updating such Registration Statement.

     All documents filed by the Company or the Operating Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The Company and the Operating Partnership will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, at the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to David L. Rogers, Chief Financial Officer, Sovran Self Storage, Inc., 5166 Main Street, Williamsville, New York, 14221, telephone (716) 633-1850.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

                          RISK FACTORS

     "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This Prospectus, including the information incorporated by reference herein, and the applicable Prospectus Supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below, and prospective investors should carefully consider such risk factors in conjunction with the other information contained or incorporated by reference in this Prospectus and the applicable Prospectus Supplement before making a decision to purchase any Securities. Section 27A of the Securities Act of 1933, as amended and Section 21E of the Security Exchange Act of 1934, as amended by their express terms do not apply to forward-looking statements made in connection with an initial public offering. Unless the context otherwise requires, the "Company" shall also hereinafter refer to the Operating Partnership and its subsidiaries.

     Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus and the applicable Prospectus
Supplement before purchasing Securities.

Acquisitions May Not Perform as Anticipated

     The Company has completed many acquisitions of self storage facilities since the Company's initial public offering of Common Stock in June 1995 (the "Initial Offering"). (The Company's self storage facilities are sometimes referred to individually as a "Property" and collectively as the "Properties".) The Company's strategy is to continue to grow by acquiring additional self-storage facilities. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the prices paid for acquired properties and the costs of any improvements required to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment.

Real Estate Financing May Become Unavailable or Infeasible

     Unsecured Credit Facility. The Company has a line of credit (the "Unsecured Credit Facility") with a syndicate of financial institutions (the "Lenders"). The Unsecured Credit Facility is recourse to the Company and the Operating Partnership and the required payments are not reduced if the economic performance of any of the Properties declines. The Unsecured Credit Facility, except under certain circumstances, limits the Company's ability to make distributions to its shareholders. If there should occur certain other events of default, the Lenders may seek to exercise their rights under the Unsecured Credit Facility, which could have a material adverse effect on the Company and its ability to make expected distributions to shareholders and distributions required by the real estate investment trust provisions of the Internal Revenue Code of 1986, as amended (the "Code").

     Rising Interest Rates. Indebtedness that the Company incurs under the Unsecured Credit Facility bears interest at a variable rate. Accordingly, increases in interest rates could increase the Company's interest expense, which would adversely affect the Company's cash available for distribution and its ability to pay expected distributions to shareholders. The Company may in the future hedge, cap or otherwise limit its exposure to rising interest rates as appropriate and cost effective. If the amount of the Company's indebtedness bearing interest at a variable rate exceeds certain levels, the Company may be required to make such arrangements pursuant to the terms of the Unsecured Credit Facility.

     Refinancing May Not be Available. It may be necessary for the Company to refinance the Unsecured Credit Facility through additional debt financing or equity offerings. If the Company were unable to refinance this indebtedness on acceptable terms, the Company might be forced to dispose of certain Properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash available for distribution. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancings, the Company's interest expense would increase, which would adversely affect the Company's cash available for distribution and its ability to pay expected distributions to shareholders.

     No Limitations on Debt. The Board of Directors of the Company currently has a policy of limiting the amount of Company debt at the time of incurrence to less than 50% of the sum of the market value of the issued and outstanding Common Shares and the Company's debt at the time such debt is incurred; however, the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company might incur. Accordingly, the Board of Directors could alter or eliminate the current policy limitation on borrowing without a vote of the shareholders. The Company could become highly leveraged if this policy were changed.

The Self-Storage Industry Entails Fluctuating Demand and
Significant Competition

     The Properties are subject to all operating risks common to the self-storage industry. These risks include decreases in demand for rental spaces in a particular locale, changes in supply of or demand for similar or competing facilities in an area and changes in market rental rates. There is also risk of inability to collect rents from customers. The Company's current strategy is to acquire interests only in self-storage facilities. Consequently, the Company is subject to risks inherent in investments in a single industry. The Properties compete with other self-storage facilities in their geographic markets. As a result of competition, the Properties could experience a decrease in occupancy levels and rental rates, thereby decreasing the cash available for distribution. The Company competes in operations and for acquisition opportunities with entities that have substantial financial resources. Competition may reduce the number of suitable acquisition opportunities offered to the Company and increase the bargaining power of property owners seeking to sell. The self-storage industry has at times experienced overbuilding in response to perceived increases in demand. A recurrence of such overbuilding might cause the Company to experience a decrease in occupancy levels, limit the Company's ability to increase rents and compel the Company to offer discounted rents.

Real Estate Investments Are Illiquid and Are Subject to
Uninsurable Risks and Government Regulation

     General Risks. The Company's investments are subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Company's real estate investments and the Company's income and ability to make distributions to its shareholders are dependent upon the Company's ability to operate the Properties in a manner sufficient to maintain or increase cash available for distribution. Income from the Properties may be adversely affected by changes in national economic conditions; changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics; competition from other self-storage facilities; changes in interest rates and in the availability, cost and terms of mortgage funds; the impact of present or future environmental legislation and compliance with environmental laws; the ongoing need for capital improvements, particularly in older facilities; changes in real estate tax rates and other operating expenses; adverse changes in governmental rules and fiscal policies; uninsured losses resulting from casualties associated with civil unrest, acts of God, including natural disasters, and acts of war; adverse changes in zoning laws; and other factors which are beyond the control of the Company.

     Illiquidity of Real Estate May Limit its Value. Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions is limited. In addition, provisions of the Code may limit the Company's ability to profit on the sale of Properties held for fewer than four years. There can be no assurance that the Company will be able to dispose of a Property when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of the Company's investment.

     Uninsured and Underinsured Losses Could Result in Loss of Value of Properties. There are certain types of losses, generally of a catastrophic nature, that may be uninsurable or not economically insurable, as to which the Properties are at risk in their particular locales. The Company's management uses its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to acquiring appropriate insurance on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a substantial loss would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a Property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such Property.

     Possible Liability Relating to Environmental Matters. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property.
Such laws often impose liability whether or not the owner or operator caused or knew of the presence of such hazardous or toxic substances and whether or not the storage of such substances was in violation of a tenant's lease. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property, may adversely affect the owner's ability to borrow using such real property as collateral. In connection with the ownership of the Properties, the Company may be potentially liable for any such costs.

     Americans with Disabilities Act. The Americans with Disabilities Act of 1990 ("ADA") generally requires that buildings be made accessible to persons with disabilities. A determination that the Company is not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. If the Company were required to make modifications to comply with the ADA, the Company's results of operations and ability to make expected distributions to its shareholders could be adversely affected.

Limitations on Ability to Change Control

     Limitation on Ownership of Shares. In order to maintain its qualification as a REIT, not more than 50% in value of the Company's outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) (the "Five or Fewer Test"). The Company's Amended and Restated Articles of Incorporation ("Articles of Incorporation") limit ownership of the issued and outstanding Common Stock by any single shareholder (directly or by virtue of the attribution provisions of the Code) to 9.8% of the aggregate value of the Company's outstanding stock, except that the ownership by certain entities is limited to 15% (the "Ownership Limit"). The Ownership Limit may (i) have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors even if a change in control were in the interest of shareholders, and (ii) limit the opportunity for shareholders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of Common Stock in excess of 9.8% or 15%, as the case may be, of the outstanding shares of beneficial interest of the Company or to otherwise effect a change in control of the Company. The Board of Directors, in its sole discretion, may waive the Ownership Limit if it is satisfied that ownership by such shareholders in excess of such limits will not jeopardize the Company's status as a REIT under the Code or in the event it determines that it is no longer in the best interests of the Company to be a REIT. A transfer of Common Stock to a person who, as a result of the transfer, violates the Ownership Limit may not be effective under some circumstances.

     Shareholder Rights Agreement. The Company has a shareholders' rights plan (the "Shareholder Rights Agreement") which grants the holders of the Common Stock rights which generally become exercisable if (i) a person becomes an "acquiring person" by acquiring 10% or more of the Common Stock, or (ii) a person commences a tender offer that would result in that person owning 10% or more of the Common Stock. In the event a person becomes an "acquiring person," each holder of a right (other than the acquiring person) would be entitled to acquire such number of preferred shares of the Company which are equivalent to the Common Stock having a value of twice the then-current exercise price of the right. If the Company is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the right. The Shareholder Rights Agreement may have the effect of delaying or preventing a change in control of the Company.

     Other Limitations. Certain other limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the outstanding Common Stock might receive a premium for their Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest. The issuance of preferred stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest. In addition, the Maryland General Corporation Law (the "MGCL") imposes certain restrictions and requires certain procedures with respect to the acquisition of certain levels of share ownership and business combinations, including combinations with interested shareholders. These provisions of the MGCL would have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest. In addition, under the Operating Partnership's agreement of limited partnership, in general the Company may not merge, consolidate or engage in any combination with another person or sell all or substantially all of its assets unless such transaction includes the merger of the Operating Partnership, which requires the approval of the holders of 75% of the limited partnership interests thereof. If the Company were to own less than 75% of the limited partnership interests in the Operating Partnership, this provision of the limited partnership agreement could have the effect of delaying or preventing the Company from engaging in certain change of control transactions.

Adverse Consequences of Failure to Qualify as a REIT

     The Company intends to operate so as to qualify as a REIT under the Code. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. Continued qualification as a REIT depends upon the Company's continuing ability to meet various requirements concerning, among other things, the ownership of the outstanding stock, the nature of its assets, the sources of its income and the amount of its distributions to its shareholders. If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. As a result, distributions to the shareholders would be reduced for each of the years involved. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors to revoke the REIT election.

Effect of Market Interest Rates on Price of Shares

     One of the factors that may influence the price of the Common Stock in public trading markets is the annual yield on Common Stock as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of the Common Stock.

Legal Proceeding

     Robert J. Amsdell, a former business associate of certain officers and directors of the Company, including Robert J. Attea, Charles E. Lannon, Kenneth F. Myszka and David L. Rogers, filed a lawsuit against the Company on June 13, 1995 in the United States District Court for the Northern District of Ohio in connection with the formation of the Company as a REIT and related transactions, as well as the Initial Offering. On April 29, 1996, Mr. Amsdell filed a first amended complaint and on September 24, 1997, a second amended complaint was filed. The complaint alleges, among other things, breach of fiduciary duty, breach of contract, breach of general partnership/joint venture arrangement, fraud and deceit, breach of duty of good faith and other causes of action including a declaratory judgment as to Mr. Amsdell's continuing interest in the Company. Mr. Amsdell is seeking money damages in excess of $15 million, as well as punitive damages and declaratory and injunctive relief (including the imposition of a constructive trust on assets of the Company in which Mr. Amsdell claims to have a continuing interest) and an accounting. The first amended complaint also added
Messrs. Attea, Lannon, Myszka and Rogers as additional defendants. The parties are currently involved in discovery.
The Company intends to vigorously defend the lawsuit.
Messrs. Attea, Lannon, Myszka and Rogers have agreed to indemnify the Company for any loss arising from the lawsuit. The Company believes that the actual amount of Mr. Amsdell's recovery in this matter, if any, would be within the ability of these individuals to provide indemnification. The Company does not believe that the lawsuit will have a material adverse effect upon the Company.


            THE COMPANY AND THE OPERATING PARTNERSHIP

General

     Sovran Self Storage, Inc. is a self-administered and self-managed real estate investment trust ("REIT") which acquires, owns and manages self storage properties. The Company was formed to continue the business of its predecessor companies which had engaged in the self storage business since 1985. The Company owns an indirect interest in each of the Properties through the Operating Partnership of which the Company holds a 96.45% economic interest consisting of a 94.73% direct limited partnership interest and a 1.72% general partnership interest owned by Sovran Holdings, Inc., a wholly-owned subsidiary of the Company. Unaffiliated third parties own collectively a 3.55% limited partnership interest in the Operating Partnership. The Operating Partnership owns a 100% fee simple interest in each of the Properties. The Company believes that this structure, commonly known as an umbrella partnership real estate investment trust ("UPREIT"), facilitates the Company's ability to acquire properties by using units of the Operating Partnership as currency in property acquisitions.

     As of June 15, 1998, the Company owned and operated
186 self-storage properties consisting of approximately
10.2 million net rentable square feet, situated in 19 states, primarily the Eastern United States and Texas. As of March 31, 1998, the Properties had a weighted average occupancy of 84.1% and a weighted average annual rent per occupied square foot of $7.62. The Company believes that it is one of the largest operators of self-storage properties in the United States based on facilities owned.

     The Company seeks to increase cash flow and enhance shareholder value through aggressive management of the Properties and selective acquisition of new self-storage properties. Aggressive property management entails increasing rents, increasing occupancy levels, strictly controlling costs, maximizing collections, strategically expanding and improving the Properties and, should economic conditions warrant, developing new properties. The Company believes that there continue to be significant opportunities for growth through acquisitions, and constantly seeks to acquire self-storage properties located primarily in the Eastern United States that are susceptible to realization of increased economies of scale and enhanced performance through the application of the Company's management expertise.

     The Company was incorporated on April 19, 1995 under Maryland law. The Operating Partnership was formed on June 1, 1995 under Delaware law. The Company's Common Stock has traded on the New York Stock Exchange since the completion of the Company's initial public offering on June 26, 1995. The Company's and the Operating Partnership's principal executive offices are located at 5166 Main Street, Williamsville, New York 14221, and its telephone number is (716) 633-1850. The Company and the Operating Partnership also maintain a regional office in Atlanta, Georgia.


                         USE OF PROCEEDS

     The Company is required by the terms of the partnership agreement of the Operating Partnership to invest the net proceeds of any sale of Common Stock or Preferred Stock in the Operating Partnership in exchange for additional units of limited partnership of the Operating Partnership ("Units"). As will be more fully described in the applicable Prospectus Supplement, the Company and the Operating Partnership intend to use the net proceeds from the sale of Securities for one or more of the following: repayment of indebtedness, acquisition of in new self storage facilities, maintenance and improvement of currently owned Properties and general corporate purposes.


               RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company and the Operating
Partnership's and their predecessor's consolidated ratios of earnings to fixed charges for the periods shown:


Company and Operating Partnership             Predecessors
----------------------------------            ------------
Three
Months
Ended            Year Ended        January 1, 1995   Year Ended
March 31,        December 31              to         December 31,
  1998      1997   1996   1995     June 25, 1995     1994   1993
--------------------------------   ---------------   ------------
5.27        9.43   7.56  21.88         1.09          1.31   0.84

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.

                 DESCRIPTION OF DEBT SECURITIES

General

     The Company conducts its business principally through the Operating Partnership. Consequently, the Operating Partnership, and not the Company, will issue the Debt Securities. The Debt Securities will be direct unsecured obligations of the Operating Partnership and may be either senior Debt Securities ("Senior Debt Securities") or subordinated Debt Securities ("Subordinated Debt Securities"). The Debt Securities will be issued under one or more indentures, each dated as of a date prior to the issuance of the Debt Securities to which it relates. Senior Debt Securities and Subordinated Debt Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Operating Partnership and a trustee (a "Trustee"), which may be the same Trustee, and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities.

     Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture.

Terms

     The indebtedness represented by the Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The indebtedness represented by Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of Senior Indebtedness of the Company as described under "--Subordination." The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

     Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Operating Partnership or as set forth in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

     Each Indenture will provide that the Operating Partnership may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The following summaries set forth certain general terms and provisions of the Indentures and the Debt Securities. The
Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

     (1) The title of such Debt Securities and whether such Debt
Securities are Senior Debt Securities or Subordinated Debt
Securities;

     (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

     (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

     (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

     (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

     (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

     (7) The place or places where the principal of (and premium or Make-Whole Amount (as defined in the Indenture), if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the applicable Indenture may be served;

     (8) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Operating Partnership;

     (9) The obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

     (10) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

     (11) Whether the amount of payments of principal of (and premium or Make-Whole Amount, if any, including any amount due upon redemption, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

     (12) Whether the principal of (and premium or Make-Whole Amount, if any) or interest on the Debt Securities of the series are to be payable, at the election of the Operating Partnership or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

     (13) Provisions, if any, granting special rights to the holders of Debt Securities of the series upon the occurrence of such events as may be specified;

     (14) Any deletions from, modifications of or additions to the Events of Default (as defined in the Indenture) or covenants of the Operating Partnership with respect to Debt Securities of the series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants described herein;

     (15) Whether and under what circumstances the Operating Partnership will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

     (16) Whether Debt Securities of the series are to be issuable as Registered Securities, Bearer Securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by applicable laws and regulations), whether any Debt Securities of the series are to be issuable initially in temporary global form and whether any Debt Securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if Registered Securities of the series are to be issuable as a Global Security (as defined), the identity of the depository for such series;

     (17) The date as of which any Bearer Securities of the series and any temporary Global Security representing outstanding Debt Securities of the series shall be dated if other than the date of original issuance of the first Security of the series to be issued;

     (18) The Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture;

     (19) The applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture to the Debt
Securities of the series;

     (20) If the Debt Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

     (21) Any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture under which the Debt Securities are issued).

     If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as described under "--Merger, Consolidation or Sale of Assets" or as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "--Merger, Consolidation or Sale of Assets," the Operating Partnership may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. Neither Maryland General Corporation Law nor the governing instruments of the Company and the Operating Partnership define the term "substantially all" in connection with the sale of assets. Additionally, Maryland cases interpreting the words "substantially all" all rely heavily upon the facts and circumstances of the particular case. Consequently, to determine whether a sale of "substantially all" of the Operating Partnership's assets has occurred, a holder of Debt Securities must review the financial and other information disclosed by the Operating Partnership to the public. Restrictions on ownership and transfers of the Common Shares and Preferred Shares are designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Limits on Ownership of Shares of Beneficial Interest." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities will be transferable by delivery.

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security in registered form ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, in which case notice thereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. Every Debt Security in registered form surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither the Operating Partnership nor any Trustee shall be required to (a) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the selection of any Debt Securities for redemption and ending at the close of business on the day of mailing of the notice of redemption; (b) register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or
(c) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

     Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the applicable Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Operating Partnership may appoint from time to time. The paying agents outside the United States, if any, initially appointed by the Operating Partnership for a series of Debt Securities will be named in the Prospectus Supplement. Unless otherwise provided in the applicable Prospectus Supplement, the Operating Partnership may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable in registered form, the Operating Partnership will be required to maintain at least one paying agent in each place of payment for such series and if Debt Securities of a series are issuable in bearer form, the Operating Partnership will be required to maintain at least one paying agent in a place of payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

Merger, Consolidation or Sale of Assets

     The Indentures provide that the Operating Partnership may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (i) either the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, and which is organized under the laws of any domestic jurisdiction and assumes (A) the Operating Partnership's obligations to pay principal of (and premium, if any) and interest on all of the Debt Securities and (B) the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Operating Partnership or any subsidiary or any subsidiary as a result thereof as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no event of default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (iii) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

Certain Covenants

     The applicable Prospectus Supplement will describe any material covenants in respect of a series of Debt Securities that are not described in this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, Senior Debt Securities will include the following covenants of the Operating
Partnership:

     Existence.   Except as permitted under "--Merger,
Consolidation or Sale of Assets," the Indentures will require the Operating Partnership to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

     Maintenance of Properties.   The Indentures will require the
Operating Partnership to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

     Insurance.   The Indentures will require the Operating
Partnership to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service.

     Payment of Taxes and Other Claims.   The Indentures will
require the Operating Partnership to pay or discharge or cause to be paid or discharged, before the same shall become delinquent,
(i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Operating Partnership or any subsidiary and
(ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

Events of Default, Notice and Waiver

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default in the payment of any interest on any Debt Security of such series when such interest becomes due and payable that continues for a period of 30 days;
(b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series when due and payable; (c) default in making any sinking fund payment as required for any Debt Security of such series;
(d) default in the performance, or breach, of any other covenant or warranty of the Operating Partnership in the applicable Indenture with respect to the Debt Securities of such series and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture; (e) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership (or by any Subsidiary, the repayment of which the Operating Partnership has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after written notice to the Operating Partnership as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary; and (g) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

     If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium or Make-Whole Amount, if any, on, all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Operating Partnership shall have deposited with the applicable Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof and the premium or Make-Whole Amount, if any), with respect to Debt Securities of such series have been cured or waived as provided in such Indenture. The Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The Indentures will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

     The Indentures will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities at the respective due dates or redemption dates thereof.

     The Indentures will provide that, subject to provisions in each Indenture relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may
be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Operating Partnership will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Operating Partnership, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indentures

     Modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium or Make-Whole Amount, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of, premium or Make-Whole Amount, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; (f) change the currency or currency unit in which any Debt Security or any premium or interest thereon is payable; (g) in the case of the Subordinated Indenture, modify the subordination provisions thereof in a manner adverse to the holders of Subordinated Debt Securities of any series then outstanding; or (h) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Operating Partnership with certain restrictive covenants of the applicable Indenture.

     Modifications and amendments of an Indenture will be permitted to be made by the Operating Partnership and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (a) to evidence the succession of another person to the Operating Partnership as obligor under such Indenture; (b) to add to the covenants of the Operating Partnership for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in such Indenture; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities; (d) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (e) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (f) to secure the Debt Securities; (g) to establish the form or terms of Debt Securities of any series; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (i) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such Indenture; or (j) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series.

     The Indentures will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (b) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above),
(c) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant such Indenture, and (d) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

     The Indentures will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Operating Partnership or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, the Indentures will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting, and (b) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

Certain Definitions

     "Indebtedness" means, with respect to any person, (a) any obligation of such person to pay the principal of, premium, if any, interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees, expenses or other amounts relating to any indebtedness of such person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by notes, debentures or similar instruments (including purchase money obligations) given in connection with the acquisition of any property or assets (other than trade accounts payable for inventory or similar property acquired in the ordinary course of business), including securities, for the payment of which such person is liable, directly or indirectly, or the payment of which is secured by a lien, charge or encumbrance on property or assets of such person,
(iii) for goods, materials or services purchased in the ordinary course of business (other than trade accounts payable arising in the ordinary course of business), (iv) with respect to letters of credit or bankers acceptances issued for the account of such person or performance bonds, (v) for the payment of money relating to a Capitalized Lease Obligation (as defined in the Indenture), or (vi) under interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements; (b) any liability of others of the kind described in the preceding clause (a) which such person has guaranteed or which is otherwise its legal liability; and (c) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) or (b).

     "Senior Indebtedness" means Indebtedness of the Operating Partnership, whether outstanding on the date of issue of any Subordinated Debt Securities or thereafter created, incurred, assumed or guaranteed by the Operating Partnership, other than the following: (a) any Indebtedness as to which, in the instrument evidencing such Indebtedness or pursuant to which such Indebtedness was issued, it is expressly provided that such Indebtedness is subordinate in right of payment to all indebtedness of the Operating Partnership not expressly subordinated to such Indebtedness; (b) any Indebtedness which by its terms refers explicitly to the Subordinated Debt Securities and states that such Indebtedness shall not be senior, shall be pari passu or shall be subordinated in right of payment to the Subordinated Debt Securities; and (c) with respect to any series of Subordinated Debt Securities, any Indebtedness of the Operating Partnership evidenced by Subordinated Debt Securities of the same or of another series. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include: (x) Indebtedness of or amounts owed by the Operating Partnership for compensation to employees, or for goods, materials and services purchased in the ordinary course of business, or (y) Indebtedness of the Operating Partnership to a subsidiary of the Operating Partnership.

Subordination

     Unless otherwise provided in the applicable Prospectus
Supplement, Subordinated Debt Securities will be subject to the following subordination provisions.

     The payment of the principal of, interest on, or any other amounts due on, the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in cash in full of all Senior Indebtedness of the Operating Partnership. No payment on account of the principal of, redemption of, interest on or any other amounts due on the Subordinated Debt Securities and no redemption, purchase or other acquisition of the Subordinated Debt Securities may be made, unless (a) full payment in cash of amounts then due for principal, sinking funds, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Operating Partnership, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees and expenses, and of all other amounts then due on all Senior Indebtedness shall have been made or duly provided for pursuant to the terms of the instrument governing such Senior Indebtedness, and (b) at the time of, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Indebtedness or any agreement pursuant to which any Senior Indebtedness has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Indebtedness being declared due and payable and not rescinded. In addition, the Subordinated Indenture provides that, if holders of any Senior Indebtedness notify the Operating Partnership and the Subordinated Trustee that a default has occurred giving the holders of such Senior Indebtedness the right to accelerate the maturity thereof, no payment on account of principal, sinking fund or other redemption, interest or any other amounts due on the Subordinated Debt Securities and no purchase, redemption or other acquisition of the Subordinated Debt Securities will be made for the period (the "Payment Blockage Period") commencing on the date such notice is received and ending on the earlier of (i) the date on which such event of default shall have been cured or waived or
(ii) 180 days from the date such notice is received. Notwithstanding the foregoing, only one payment blockage notice with respect to the same event of default or any other events of default existing and known to the person giving such notice at the time of such notice on the same issue of Senior Indebtedness may be given during any period of 360 consecutive days. No new Payment Blockage Period may be commenced by the holders of Senior Indebtedness during any period of 360 consecutive days unless all events of default which triggered the preceding Payment Blockage Period have been cured or waived. Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of the Operating Partnership, all Senior Indebtedness must be paid in full in cash before the holders of the Subordinated Debt Securities are entitled to any payments whatsoever.

     The Subordinated Indenture does not restrict the amount of Senior Indebtedness or other indebtedness of the Operating
Partnership or any Subsidiary. As a result of these subordination provisions, in the event of the Operating
Partnership's insolvency, holders of the Subordinated Debt
Securities may recover ratably less than general creditors of the Company.

     If this Prospectus is being delivered in connection with a series of Subordinated Debt Securities, the accompanying
Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior
Indebtedness outstanding as of the end of the Operating
Partnership's most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

     Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     The Indentures will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, and to hold moneys for payment in trust) ("defeasance") or (b) to be released from certain obligations with respect to such Debt Securities under the applicable Indenture (including the restrictions described under "--Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium or Make-Whole Amount, if any) and interest.

     "Government Obligations" means securities that are
(a) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event Default other than the Event of Default described in clause (d) under "--Events of Default, Notice and Waiver" with respect to specified sections of an Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (g) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such of Event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

Book-Entry System

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company ("DTC"), as Depository. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any nominee of such Depositor to a successor Depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Operating Partnership expects that unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to depository arrangements.

     Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by Operating Partnership if such Debt Securities are offered directly by the Operating Partnership. Ownership of beneficial interests in such Global Security will be limited to Participants or persons that may hold interests through Participants.

     The Operating Partnership expects that, pursuant to procedures established by DTC, ownership of beneficial interests in any Global Security with respect to which DTC is the Depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). Neither the Operating Partnership nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its Participants relating to beneficial ownership interests in the Debt Securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

     So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below or in the applicable Prospectus Supplement, owners of beneficial interest in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Beneficial owners of Debt Securities evidenced by a Global Security will not be considered the owners or holders thereof under the applicable Indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the Trustee thereunder. Accordingly, each person owning a beneficial interest in a Global Security with respect to which DTC is the Depository must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interests, to exercise any rights of a holder under the applicable Indenture. The Operating Partnership understands that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, DTC would authorize the Participants holding the relevant beneficial interest to give or take such action, and such Participants would authorize beneficial owners through such Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of, any premium or Make-Whole Amount and any interest on individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to or at the direction of the Depository or its nominee, as the case may be, as the registered owner of the Global Security under the applicable Indenture. Under the terms of the applicable Indenture, the Operating Partnership and the Trustee may treat the persons in whose name Debt Securities, including a Global Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Operating Partnership nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debt Securities (including principal, premium or Make-Whole Amount, if any, and interest). The Operating Partnership believes, however, that it is currently the policy of DTC to immediately credit the accounts of relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant Global Security as shown on the records of DTC or its nominee. The Operating Partnership also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such Participants. Redemption notices with respect to any Debt Securities represented by a Global Security will be sent to the Depository or its nominee. If less than all of the Debt Securities of any series are to be redeemed, the Operating Partnership expects the Depository to determine the amount of the interest of each Participant in such Debt Securities to be redeemed to be determined by lot. None of the Operating Partnership, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining any records with respect thereto.

     Neither the Operating Partnership nor the Trustee will be liable for any delay by the holders of a Global Security or the Depository in identifying the beneficial owners of Debt Securities and the Operating Partnership and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a Global Security or the Depository for all purposes. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     If a Depository for any Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Operating Partnership within 90 days, the Operating Partnership will issue individual Debt Securities in exchange for the Global Security representing such Debt Securities. In addition, the Operating Partnership may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any of such Debt Securities represented by one or more Global Securities and in such event will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. Individual Debt Securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

     The Debt Securities of a series may also be issued in whole or in part in the form of one or more bearer global securities (a "Bearer Global Security") that will be deposited with a depository, or with a nominee for such depository, identified in the applicable Prospectus Supplement. Any such Bearer Global Securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of Debt Securities to be represented by one or more Bearer Global Securities will be described in the applicable Prospectus Supplement.

Payment and Paying Agents

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     All moneys paid by the Operating Partnership to a paying agent or a Trustee for the payment of the principal of or any premium, Make-Whole Amount or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium, Make-Whole Amount or interest has become due and payable will be repaid to the Operating Partnership, and the holder of such Debt Security thereafter may look only to the Operating Partnership for payment thereof.

Global Securities

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                 DESCRIPTION OF PREFERRED STOCK

     The description of the Company's preferred stock, par value $.01 per share ("Preferred Stock"), set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Amended and Restated Bylaws (the "Bylaws").

General

     Under the Articles of Incorporation, the Company has authority to issue 10 million shares of Preferred Stock, none of which was outstanding as of June 15, 1998. Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law ("MGCL") and the Company's Articles of Incorporation to fix for each series, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

Terms

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Articles of Incorporation and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

     (1) The title and stated value of such Preferred Stock;

     (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

     (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred
Stock;

     (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

     (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

     (6) The provision for a sinking fund, if any, for such Preferred Stock;

     (7) The provision for redemption, if applicable, of such Preferred Stock;

     (8) Any listing of such Preferred Stock on any securities exchange;

     (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

     (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

     (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

     (12) The relative ranking and preference of such Preferred
Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (13) Any limitations on issuance of any series of Preferred
Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

     (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

Rank

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank
(i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

Dividends

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     Any dividend payment made on shares of a series of Preferred
Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

Redemption

     If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed;
(iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and
(vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Voting Rights

     Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus
Supplement.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or
(ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in
(ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion Rights

     The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

Restrictions on Ownership

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.
See "Restrictions on Transfers of Capital Stock."

Transfer Agent

     The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.


                   DESCRIPTION OF COMMON STOCK

     The description of the Company's Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws.

General

     Under the Articles of Incorporation, the Company has authority to issue 100 million shares of Common Stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations. At June 15, 1998, the Company had outstanding 12,330,963 shares of Common Stock.

Terms

     Subject to the preferential rights of any other shares or series of stock, holders of shares of Common Stock will be entitled to receive dividends on shares of Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

     Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any Directors.

     Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

     The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     All shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     Pursuant to the MGCL, a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Company's Articles of Incorporation do not provide for a lesser percentage in such situations.

Restrictions on Ownership

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock."

Shareholder Rights Agreement

     The Company has a shareholders' rights plan (the "Shareholder Rights Agreement") which grants the holders of the Common Stock rights which generally become exercisable if (i) a person becomes an "acquiring person" by acquiring 10% or more of the Common Stock, or (ii) a person commences a tender offer that would result in that person owning 10% or more of the Common Stock. In the event a person becomes an "acquiring person," each holder of a right (other than the acquiring person) would be entitled to acquire such number of preferred shares of the Company which are equivalent to the Common Stock having a value of twice the then-current exercise price of the right. If the Company is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the right. The Shareholder Rights Agreement may have the effect of delaying or preventing a change in control of the Company.

Transfer Agent

     The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company.


           RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

     For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) (the "Five or Fewer Test"), and such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. The Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, shares of the Company's capital stock in excess of the Ownership Limit. Pursuant to the Code, generally, certain types of entities, such as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the

Investment Company Act of 1940, corporations, trusts and partnerships will be looked-through for purposes of the Five or Fewer Test (i.e., the beneficial owners of such entities will be counted as holders). The Company's Articles of Incorporation limit such entities under the Look-Through Ownership Limit to holdings of no more than 15% of the aggregate value of the Company's shares of capital stock. Any transfer of shares of capital stock or any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of the Ownership Limit or the Look-Through Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the shares of capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may, in its sole discretion, waive the Ownership Limit or the Look-Through Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's REIT status.

     Capital stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit or the Look-Through Ownership Limit or that causes the Company to be treated as "closely-held" under Section 856(h) of the Code or is otherwise not permitted as provided above, will be designated shares in trust ("Shares in Trust") that will be transferred, by operation of law, to a person unaffiliated with the Company designated by the Board of Directors as trustee (the "Trustee") of a trust (the "Share Trust") for the benefit of one or more charitable organizations. Shares in Trust will remain issued and outstanding Common or Preferred Shares of the Company and will be entitled to the same rights and privileges as all other shares of the same class or series. The Trustee will receive all dividends and distributions on the Shares in Trust for the Share Trust and will hold such dividends or distributions in trust for the benefit of one or more designated charitable beneficiaries. The Trustee will vote all Shares in Trust. Any vote cast by the proposed transferee in respect of the Shares in Trust prior to the discovery by the Company that such shares have been transferred to the Share Trust shall be rescinded and shall be void ab initio. Any dividend or distribution paid to a proposed transferee or owner of Shares in Trust prior to the discovery by the Company that such shares have been transferred to the Share Trust will be required to be repaid upon demand to the Trustee for the benefit of one or more charitable beneficiaries. The Trustee may, at any time the Shares in Trust are held in the Share Trust, transfer the interest in the Share Trust representing the Shares in Trust to any person whose ownership of the shares of capital stock designated as Shares in Trust would not violate the Ownership Limit or the Look-Through Ownership Limit, or otherwise result in the disqualification of the REIT, as described above, and provided such permitted transferee purchases such shares for valuable considerations. Upon such sale, the proposed original transferee will receive the lesser of
(i) the price paid by the original transferee shareholder for the shares of capital stock that were transferred to the Share Trust, or if the original transferee shareholder did not give value for such shares (e.g., the capital stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of Shares in Trust were designated for the ten days immediately preceding such sale or gift and (ii) the price received by the Trustee from such sale. Any amounts received by the Trustee in excess of the amounts paid to the proposed transferee will be distributed to one or more charitable beneficiaries of the Share Trust. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of shares held in the Share Trust may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Shares in Trust and to hold the Shares in Trust on behalf of the Company.

     In addition, the Company has the right, for a period of 90 days during the time any shares of Shares in Trust are held by the Trustee, to purchase all or any portion of the Shares in Trust from the Trust at the lesser of (i) the price initially paid for such shares by the original transferee-shareholder, or if the original transferee-shareholder did not give value for such shares (e.g., the shares were received through a gift, device or other transaction), the average closing price for the class of stock from which such Shares in Trust were designated for the ten days immediately preceding such sale or gift, and
(ii) the average closing price for the class of shares form which such Shares in Trust were designated for the ten trading days immediately preceding the date the Company elects to purchase such shares. The 90-day period begins on date of the violative transfer if the original transferee-shareholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

     All certificates representing shares of stock of the Company bear a legend referring to the restrictions described above.

     Each shareholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of capital stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The Ownership Limit and the Look-Through Ownership Limit may have the effect of precluding acquisition of control of the Company.

            CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain material U.S. Federal income tax considerations regarding the offering of Securities. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. The Code provisions governing the Federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and the administrative and judicial interpretations thereof. The following discussion is based on current law. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific Securities acquired by such holder as well as his particular situation, and this discussion does not attempt to address any aspects of Federal income taxation relating to the holders of Securities. Certain Federal income tax considerations relevant to holders of Securities will be provided in the applicable Prospectus Supplement relating thereto.

EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT WITH HIS OR HER
OWN TAX ADVISOR WITH RESPECT TO SUCH PURCHASER'S SPECIFIC
FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE
PURCHASE, HOLDING AND SALE OF SECURITIES.

Taxation of the Company

     The Company intends to operate so as to meet the requirements under the Code for qualification as a REIT, commencing with its taxable year ending December 31, 1995. No assurance can be given, however, that such requirements will be met. Based on various assumptions and factual representations made by the Company, in the opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP, counsel to the Company, the Company has been organized in conformity with the requirements for qualification as a REIT beginning with its taxable year ending December 31, 1995, and its proposed method of operation as described in this Prospectus and as represented by the Company will enable it to satisfy the requirements for such qualification. Such qualification depends upon the Company's ability to meet the various requirements imposed under the Code through actual operating results, as discussed below. Phillips, Lytle, Hitchcock, Blaine & Huber LLP will not review these operating results, and no assurance can be given that actual operating results will meet these requirements. The opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP is not binding on the Internal Revenue Service (the "Service"). In addition, the opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP is also based upon existing law, Treasury regulations, currently published administrative positions of the Service and judicial decisions, which are subject to change either prospectively or retroactively.

     In any year in which the Company qualifies as a REIT, it generally will not be subject to Federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Code generally allow a REIT to deduct distributions paid to its shareholders. This deduction for distributions paid to shareholders substantially eliminates the Federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that usually results from investments in a corporation.

     Even if the Company qualifies as a REIT, however, the Company will be subject to Federal income tax, as set forth below. First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" as a consequence of its items of tax preference. Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other disposition of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should dispose of any of the asset owned at the time of the Initial Offering that had a fair market value at such time in excess of its adjusted tax basis ("Built-In-Gain") or any asset acquired by the Company from a C corporation (i.e., a corporation generally subject to the full corporate level tax) in a carryover basis transaction during the ten-year period (the "Recognition Period") beginning on the date of the Initial Offering with respect to assets owned by the Company at the time of the Initial Offering, or the date on which the asset was acquired by the Company from a C corporation, then, to the extent of the Built-In Gain, such gain will be subject to a tax at the highest regular corporate rate, pursuant to guidelines issued by the Service (the "Built-In Gain Rules").

Requirements for Qualification

     To qualify as a REIT, the Company must elect to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, nature of assets and distributions of income to shareholders ("REIT
Requirements").

Organizational Requirements

     The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation but for the REIT Requirements, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons, and (vi) at all times during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of its income and assets also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) (the "100 shareholder" and "five or fewer" requirements) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and
(vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

     Prior to consummation of the Initial Offering, the Company did not satisfy conditions (v) and (vi) above. The Initial Offering and related transactions allowed the Company to satisfy the 100 shareholder and five or fewer requirements. In addition, the Company's Articles of Incorporation currently include certain restrictions regarding transfer of its stock, which restrictions are intended (among other things) to assist the Company in continuing to satisfy conditions (v) and (vi) above.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Effective
January 1, 1995, the Company changed its taxable year to the calendar year.

     In order to provide the Company with flexibility, the Company owns the Properties through the Operating Partnership. The Company holds a 94.73% limited partnership interest in the Partnership. The Subsidiary, a wholly-owned subsidiary of the Company, holds a 1.72% general partner interest in the Operating Partnership. The Operating Partnership and the Subsidiary are qualified REIT subsidiaries. A qualified REIT subsidiary is any corporation that is 100% owned by a REIT at all times during the period the subsidiary is in existence. Under Section 856(i) of the Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT, and all assets, liabilities, income, deductions, and credits of the qualified REIT subsidiary are treated as assets, liabilities and such items (as the case may be) of the REIT. The Operating Partnership is currently disregarded for Federal income tax purposes since the existence of the Subsidiary is ignored for Federal income tax purposes and, as a result, the Operating Partnership has only one partner for Federal income tax purposes.

     The Operating Partnership is treated as a partnership for Federal income tax purposes and the Company is treated as a partner in the Operating Partnership. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership are treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

Income Tests

     To maintain qualification as a REIT, three gross income requirements must be satisfied annually.

- First, at least 75% of the Company's gross income, excluding gross income from certain dispositions of property held primarily for sale to customers in the ordinary course of a trade or business ("prohibited transactions"), for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents form real property" and in certain circumstances, interest) or from certain types of temporary investments.

- Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

- Third, less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year is derived from gain from the sale or other disposition of stock or securities held for less than one year, gain from prohibited transactions and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversion and sales of foreclosure property). For purposes of applying the 30% gross income test, the holding period of the Properties acquired by the Company at the time of the Initial Offering will be deemed to have commenced on the date of acquisition.

     Rents received or deemed to be received by the Company will qualify as "rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met.

- First, the amount of rent generally must not be based in whole or in part on the income or profits of any person.

- Second, the Code provides that rents from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant").

- Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property."

- Finally, for rents to qualify as "rents from real property" the REIT must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; provided, however, that a REIT may provide services with respect to its properties and the income will qualify as "rents from real property" if the services are "usually or customarily rendered" in connection with the rental of a room or other space for occupancy only and are not otherwise considered "rendered to the occupant."

     The Company does not anticipate charging rent that is based in whole or in part on the income or profits of any person. The Company will not derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. The Company does not anticipate receiving rent from Related Party Tenants.

     The Company provides certain services with respect to the Properties. The Company believes that the services provided by it directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants and therefore that the provision of such services will not cause rents received with respect to the Properties to fail to qualify as rents from real property. Services with respect to the Properties that may not be provided by the Company directly will be performed by independent contractors.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under certain provisions of the Code. These relief provisions will generally be available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the sources of its income to its Federal income tax return and (iii) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, the Company would be entitled to the benefit of these relief provisions. For example, if the

Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limits on such income, the Service could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. As discussed above, even if these relief provisions apply, a 100% tax would be imposed on the greater of the amount by which the Company fails either the 75% or 95% gross income test, multiplied by a fraction intended to reflect the Company's profitability. No similar mitigation provision provides relief if the Company fails the 30% income test, and in such case, the Company will cease to qualify as a REIT.

Asset Tests

     At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature and diversification of its assets.

- First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items and government securities.

- Second, no more than 25% of the value of the Company's total assets may be represented by securities other than those in the 75% asset class.

- Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Annual Distribution Requirements

     To qualify as a REIT, the Company is required to make distributions (other than capital gain distributions) to its shareholders in an amount at least equal to (a) the sum of
(i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the

Company timely files its Federal income tax return for such year and if paid on or before the first regular distribution after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes less than 100% (but at least 95%) of its "REIT taxable income" as adjusted, it will be subject to tax thereon at regular ordinary or capital gains corporate tax rates, as the case may be. Further, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for that year, (b) 95% of its REIT capital gain net income for that year and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, during its Recognition Period, if the Company disposes of any asset subject to the Built-In Gain Rules, the Company will be required, pursuant to guidance issued by the Service, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

     The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements.

     It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between
(i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of non-cash deductions. In the event that such timing differences occur, the Company may find it necessary to arrange for borrowings, if possible, in order to meet the distribution requirement.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. The Company will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Earnings and Profits

     In order to qualify as a REIT, the Company must either satisfy the REIT requirements described in this Prospectus for all taxable years after 1986 or have, at the close of any taxable year, no earnings and profits attributable to a non-REIT year.

Pursuant to Treasury Regulations, in order to qualify under either of these two provisions, the Company must not have acquired the assets of a corporation in a nonrecognition transaction after 1986 with accumulated earnings and profits attributable to a non-REIT period unless, by the close of its first taxable year, such earnings are distributed to the shareholders. Accordingly, any earnings and profits that are carried over to the Company through the transactions resulting in the formation of the Company (the "Formation Transactions") were required, pursuant to Section 381 of the Code, to have been distributed to the shareholders prior to the close of the Company's first taxable year. The Company has represented that it had no non-REIT earnings and profits for Federal income tax purposes as of the end of its first taxable year ended December 31, 1995. In rendering its opinion regarding the eligibility of the Company to qualify as a REIT, Phillips, Lytle, Hitchcock, Blaine & Huber is relying on such representation. The Company believes that even if there were a subsequent determination that it received non-REIT earnings and profits in the Formation Transactions, distributions to shareholders in 1995 in excess of current earnings and profits likely were sufficient to distribute any such non-REIT earnings and profits. Moreover, although not free from doubt, pursuant to Treasury Regulations, the Company may be able to use certain "deficiency dividend" procedures to distribute any non-REIT earnings and profits determined to exist that were not distributed by the close of the 1995 taxable year. There can be no assurance, however, that 1995 distributions were sufficient to distribute any non-REIT earnings and profits determined to exist or that such deficiency dividend procedures would be available. In the event that 1995 distributions were insufficient to distribute any such non-REIT earnings and profits, and the Company were unable to utilize the deficiency dividend procedures in the Treasury Regulations, the Company would fail to qualify as a REIT.

Failure to Qualify

     If the Company fails to qualify as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be dividends, taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limit on such income, the Service could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.

Built-In Gain

     To the extent the Company held any asset that has Built-In Gain as of the first day of the first taxable year for which the Company qualifies as a REIT, the Company may recognize a corporate level tax at the time it disposes of such asset. Pursuant to Section 337(d)(1) of the Code, Congress has authorized the Service to issue regulations to ensure that the repeal of the General Utilities doctrine is not circumvented through the use of investment vehicles like a REIT. In Notice 88-19, 1988-1 C.B. 486, the Service announced that it intends to promulgate regulations requiring a C corporation to recognize any net Built-In Gain that would have been realized if the corporation had liquidated at the end of the last taxable year before the taxable year in which it qualifies to be taxed as a REIT. However, in lieu of this immediate recognition rule, the regulations will permit a REIT to elect to be subject to rule similar to rules applicable to S corporations with built-in gains under Section 1374 of the Code. Section 1374 of the Code generally provides that a corporation with appreciated assets that elects S corporation status will recognize a corporate level tax on the built-in gain if the S corporation disposes of the appreciated assets within a ten-year period commencing on the date on which the S corporation election was made. The Company has represented that it will elect to have rules similar to the rules of Section 1374 of the Code apply to it. Accordingly, if the Company disposes of appreciated assets in a taxable transaction within a ten-year period commencing on the date the Company first qualifies as a REIT, the Company will be taxed at the corporate level on the Built-in Gain attributable to the disposed assets. For these purposes, the assets owned by the Company prior to the Formation Transactions will be appreciated assets. If these assets are disposed of within the ten-year recognition period, the Company will recognize a corporate level tax on the Built-In Gain attributable to the disposed assets. Accordingly, the disposition of assets acquired in the Formation Transactions will adversely affect a shareholder's investment in the Company. However, the Company may dispose of Property that is subject to the tax on Built-in Gain in a tax-free exchange of like-kind property pursuant to Section 1031 of the Code which will not trigger Built-In Gain. Moreover, the Company does not anticipate disposing of a substantial portion of its Built-In Gain assets, other than in a tax-free exchange, within the ten-year recognition period. The Company estimates that the amount of Built-In Gain with respect to the Properties is approximately $5,000,000 and the amount of the corporate level tax if such Built-In Gain was recognized would be approximately $1,750,000 at current tax rates. The amount of such Built-In Gain is based upon the Company's determination of fair value as of the first day of the first taxable year for which the Company qualified as a REIT which valuation could be challenged by the Service.

                      PLAN OF DISTRIBUTION

     The Company may sell Preferred Stock and Common Stock and the Operating Partnership may sell Debt Securities to or through one or more underwriters or dealers for public offering and sale by or through them, directly to one or more individual, institutional or other purchasers, through agents or through a combination of any such methods of sale. Direct sales to investors may also be accomplished through subscription rights distributed to the Company's shareholders on a pr rata basis, which may or may not be transferred. In connection with any distribution of subscription rights to shareholders, if all of the underlying Securities are not subscribed for, the Company may sell the unsubscribed Securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed Securities to third parties.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market price, or at negotiated prices (any of which may represent a discount from the prevailing market prices).

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or the Operating Partnership or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to and through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company or the Operating Partnership and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or the Operating Partnership will be described, in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Shares which are listed on the NYSE. Any Common Shares sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Operating Partnership or the Company may elect to list any series of Debt Securities or Preferred Stock, respectively, on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of Debt Securities, or Preferred Stock.

     Until the distribution of the Securities is completed, rules of the Commission may limit the ability of any underwriters and selling group members to bid for and purchase the Securities. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Securities.

     If the underwriters create a short position in the Securities in connection with an offering, i.e., if they sell more Securities than are set forth on the cover page of the applicable Prospectus Supplement, the underwriters may reduce that short position by purchasing Securities in the open market.

     The lead underwriters may also impose a penalty bid on certain other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase Securities in the open market to reduce the underwriters' short position or to stabilize the price of the Securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those Securities as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

     Neither the Company nor the Operating Partnership makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Securities. In addition, neither the Company nor the Operating Partnership makes any representation that underwriters will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.

     Under agreements into which the Company or the Operating Partnership may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company or the Operating Partnership against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company or the Operating Partnership in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Company Contracts") providing the payment and delivery on the date or dates stated in such Prospectus Supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contracts will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     If so indicated in the applicable Prospectus Supplement, the Operating Partnership will authorize underwriters or other persons acting as the Operating Partnership's agents to solicit offers by certain institutions to purchase Debt Securities from the Operating Partnership at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Operating Partnership Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Operating Partnership Contract will be for an amount no less than, and the aggregate principal amounts of Debt Securities sold pursuant to Operating Partnership Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to the approval of the Operating Partnership. The obligations of any purchaser under any such contract will be subject to the conditions that (i) the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such purchaser is subject, and (ii) if the Debt Securities are being sold to underwriters, the Operating Partnership shall have sold to such underwriters the total principal amount of the Debt Securities less the principal amount thereof covered by the Operating Partnership Contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                          LEGAL MATTERS

     Phillips, Lytle, Hitchcock, Blaine & Huber LLP Buffalo, New York, will pass upon certain legal matters for the Company. Phillips, Lytle, Hitchcock, Blaine & Huber has in the past represented and is presently representing the Company in certain other matters. Robert J. Attea, Chairman of the Board and Chief Executive Officer of the Company, is the brother of a partner of Phillips, Lytle, Hitchcock, Blaine & Huber LLP. Several partners of Phillips, Lytle, Hitchcock, Blaine & Huber LLP own shares of Common Stock.


                             EXPERTS

     The financial statements and schedules thereto incorporated by reference in this Prospectus or elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Ernst & Young LLP, auditors, and are incorporated herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Operating Partnership or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                        TABLE OF CONTENTS


Page
----
          Prospectus Supplement

     Prospectus Supplement Summary
     Industry Overview
     The Company
     Properties
     Selected Financial Data
     Ratios of Earnings to Fixed Changes
     Use of Proceeds
     Capitalization
     Management Discussion and Analysis
       of Financial Condition and Results
       of Operations
     Description of Senior Notes
     Certain Federal Income Tax Consequences
     Underwriting
     Legal Matters


          Prospectus

     Available Information
     Incorporation of Certain Documents by Reference
     Risk Factors
     The Company
     Use of Proceeds
     Ratios of Earnings to Fixed Charges
     Description of Debt Securities
     Description of Preferred Stock
     Description of Common Stock
     Restrictions on Transfers of Capital Stock
     Certain Federal Income Tax Considerations
     Plan of Distribution
     Legal Matters
     Experts

=================================================================

                           $75,000,000

             SOVRAN ACQUISITION LIMITED PARTNERSHIP

                   ___% SENIOR NOTES DUE 2005


                    _________________________

                      PROSPECTUS SUPPLEMENT
                    _________________________



                    PaineWebber Incorporated
                    A.G. Edwards & Sons, Inc.
                      Solomon Smith Barney






                      ____________________

                          _______, 1998



=================================================================

        PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The expenses in connection with the issuance and distribution of the securities being registered will be borne by the Company and Operating Partnership and are set forth in the following table (all amounts except the registration fee and NASD fee are estimated):

Registration fee. . . . . . . . . . . . . . . . . . . . .$ 73,750
NASD fee. . . . . . . . . . . . . . . . . . . . . . . . .$ 25,500
Legal fees and expenses . . . . . . . . . . . . . . . . .$ 50,000
Blue Sky expenses . . . . . . . . . . . . . . . . . . . .$  5,000
Accounting fees and expenses. . . . . . . . . . . . . . .$ 10,000
Printing fees and expenses. . . . . . . . . . . . . . . .$100,000
Trust Fees. . . . . . . . . . . . . . . . . . . . . . . .$  5,000
Miscellaneous . . . . . . . . . . . . . . . . . . . . . .$ 10,000

Total . . . . . . . . . . . . . . . . . . . . . . . . . .$279,250

Item 15.  Indemnification of Directors and Officers.

     The Company's officers and Directors are and will be indemnified under the Articles of Incorporation and Bylaws of the Company against certain liabilities. The Articles of Incorporation requires the Company to indemnify its Directors and officers, among others, against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability by reason of their services in those or other capacities unless it is established that the act or omission of the Director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonestly or the Director or officer actually received an improper personal benefit or, in the case of any criminal proceeding, the Director or officer has reasonable cause to believe that the act or omission was unlawful. The By-laws of Sovran Holdings, Inc. ("Holdings"), a Delaware corporation and wholly-owned subsidiary of the Company and sole general partner of the Operating Partnership, contain similar provisions that are consistent with Delaware law.

     The Company has entered into indemnification agreements with each of its senior executive officers and Directors. The indemnification agreements require, among other matters, that the Company indemnify such officers and Directors to the fullest extent permitted by law and advance to such officers and Directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by officers and Directors seeking to enforce their rights under the indemnification agreements and may cover officers and Directors under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to

Directors and officers that indemnifications will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

     It is the position of the Commission that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

     As permitted by Maryland Law, the Articles of Incorporation provides that a Director or officer of the Company shall not be liable for money damages to the Company or its shareholders for any act or omission in the performance of his duties, except to the extent that (1) the person actually received an improper benefit or (2) the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated. The Certificate of Incorporation of Holdings contains similar provisions that are consistent with Delaware law.

Item 16.  Exhibits.

Exhibit No.                        Description

       3.1   Amended and Restated Articles of Incorporation of
             the Company.  (Incorporated by reference to
             Exhibit 3.1 of the Registration Statement on
             Form S-11 of the Company, Registration
             No. 33-91422.)
       3.2   Amended and Restated Bylaws of the Company.
             (Incorporated by reference to Exhibit 3.2 of the
             Registration Statement on Form S-11 of the Company,
             Registration No. 33-91422.)
       3.3   Agreement of Limited Partnership, as amended, of the
             Operating Partnership.  (Incorporated by reference
             to Exhibit 3.1 of the General Form for Registration
             of Securities of the Operating Partnership on Form
             10.)
      *4.1   Indenture for Senior Debt Securities
       4.2   Form of Senior Debt Security.  (Included in Exhibit
             No. 4.1).
      *4.3   Indenture for Subordinated Debt Securities
       4.4   Form of Subordinated Debt Security.  (Included in
             Exhibit No. 4.3)
      *5.1   Opinion of Phillips, Lytle, Hitchcock, Blaine &
             Huber LLP as to the legality of the Securities being
             registered.
      *8.1   Opinion of Phillips, Lytle, Hitchcock, Blaine &
             Huber LLP as to certain tax matters.
     *12.1   Calculation of Ratios of Earnings to Fixed Charges.
     *23.1   Consent of Ernst & Young LLP, Independent
             Accountants.
      23.2   Consent of Phillips, Lytle, Hitchcock, Blaine &
             Huber LLP. (Included in Exhibits 5.1 and 8.1 hereto.)

     *24.1   Powers of Attorney.
     *25.1   Statement of Eligibility and Qualification of
             Trustee

___________________________________

     *  Previously filed.


Item 17.  Undertakings.

     (a)  The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the respective registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant Sovran Acquisition Limited Partnership hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

     (e) The undersigned registrants hereby undertake to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Sovran Self Storage, Inc. and Sovran Acquisition Limited Partnership each certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, New York on the 1st day of July, 1998.


                              SOVRAN SELF STORAGE, INC.


                              By:   /s/ Kenneth F. Myszka
                                   -----------------------------
                                   Kenneth F. Myszka, President


                              SOVRAN ACQUISITION LIMITED
                              PARTNERSHIP


                              By: SOVRAN HOLDINGS, INC.,
                                  as General Partner

                                  By: /s/  Kenneth F. Myszka
                                    ----------------------------
                                     Kenneth F. Myszka, President


     Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                     Capacity                 Date

/s/Robert J. Attea*           Chairman of the          July 1, 1998
---------------------------   Board of Directors
   Robert J. Attea            and, Chief Executive
                              Officer of the Company;
                              Chairman of the Board
                              of Directors and
                              Chief Executive Officer
                              of Holdings



/s/Kenneth F. Myszka*         President, Chief         July 1, 1998
---------------------------   Operating Officer and
   Kenneth F. Myszka          Director (Principal
                              Executive Officer) of
                              the Company; President,
                              Chief Operating
                              Officer and Director
                              ("Principal Executive
                              Officer) of Holdings

/s/David L. Rogers            Chief Financial Officer  July 1, 1998
---------------------------   of the Company (Principal
   David L. Rogers            Financial and Accounting
                              Officer); Chief Financial
                              Officer of Holdings
                              (Principal Financial and
                              Accounting Officer)


/s/John Burns*                Director of the Company; July 1, 1998
---------------------------   Director of Holdings
   John Burns

/s/Michael A. Elia*           Director of the Company; July 1, 1998
---------------------------   Director of Holdings
   Michael A. Elia

/s/Anthony P. Gammie*         Director of the Company; July 1, 1998
---------------------------   Director of Holdings
   Anthony P. Gammie

/s/Charles E. Lannon*         Director of the Company; July 1, 1998
---------------------------   Director of Holdings
   Charles E. Lannon

____________
     * By David L. Rogers as attorney-in-fact.

                             EXHIBIT INDEX

Exhibit No.                   Description                        Page
-----------                   -----------                        ----
3.1 Amended and Restated Articles of Incorporation of the Company. (Incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-11 of the Company, Registration No. 33-91422.)

3.2 Amended and Restated Bylaws of the Company. (Incorporated by reference to Exhibit 3.2 of the Registration Statement on Form S-11 of the Company, Registration No. 33-91422.)

3.3 Agreement of Limited Partnership, as amended, of the Operating Partnership. (Incorporated by reference to Exhibit 3.1 of the General Form for Registration of Securities of the Operating Partnership on Form 10.)

*4.1      Indenture for Senior Debt Securities

4.2       Form of Senior Debt Security.  (Included in Exhibit
          No. 4.1).

*4.3      Indenture for Subordinated Debt Securities

4.4       Form of Subordinated Debt Security.  (Included in Exhibit
          No. 4.3)

*5.1 Opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP as to the legality of the Securities being registered.

*8.1 Opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP as to certain tax matters.

*12.1          Calculation of Ratios of Earnings to Fixed Charges.

*23.1          Consent of Ernst & Young LLP, Independent Accountants.

23.2 Consent of Phillips, Lytle, Hitchcock, Blaine & Huber LLP. (Included in Exhibits 5.1 and 8.1 hereto.)

*24.1     Powers of Attorney.

*25.1     Statement of Eligibility and Qualification of Trustee




----------------------

     *  Previously filed.